As filed with the Securities and Exchange Commission on June 21, 2011

Commission File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0768598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard

San Diego, California 92121

(858) 909-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexis V. Lukianov

Chairman and Chief Executive Officer

NuVasive, Inc.

7475 Lusk Boulevard

San Diego, California 92121

(858) 909-1800

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Michael S. Kagnoff

Ann Lawrence

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, California 92122

(858) 677-1400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Convertible Senior Notes due 2017	(1)	100%	(1)	$0(2)
Common stock, $0.001 par value per share	(1) (3)	(1)	(1)	$0(2)
Total	(1)	(1)	(1)	$0(2)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.
(2)	The registrant is deferring payment of all registration fees in accordance with Rules 456(b) and 457(r).
(3)	Includes an indeterminate number of shares of common stock issuable upon conversion of the Convertible Senior Notes due 2017 for which the registrant will receive no additional consideration in connection with the exercise of the conversion privilege and for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act. Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends, and other similar events.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Prospectus dated June 21, 2011

PROSPECTUS

$

NuVasive, Inc.

    % Convertible Senior Notes due 2017

We are offering $         principal amount of our      % Convertible Senior Notes due 2017. We will pay interest on the notes semi-annually, in arrears, on January 1 and July 1 of each year, beginning on January 1, 2012. The notes will mature on July 1, 2017.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding January 1, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. On or after January 1, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing conditions.

We have agreed to hold a meeting of our stockholders at which we will seek to obtain the requisite stockholder approvals for (i) an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorization of such conversion of our Series A participating preferred stock into common stock. The notes will not be convertible into our common stock, and we will satisfy our conversion obligation solely in cash, unless we receive the requisite stockholder approvals. If we have received the stockholder approvals, we will satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

The conversion rate will initially be          shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per common share). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.

Upon the occurrence of a fundamental change, holders may, subject to certain conditions, require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, if a make-whole fundamental change (as defined herein) occurs on or before the second scheduled trading day preceding the maturity date, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of our common stock.

The notes will be our general unsecured obligations and will rank equal in right of payment to our existing and future senior indebtedness, senior in right of payment to our future subordinated indebtedness, and effectively subordinated in right of payment to our future secured indebtedness to the extent of the collateral securing such indebtedness. Our obligations under the notes will not be guaranteed by, and will be effectively subordinated in right of payment to all existing and future obligations of, our subsidiaries. At March 31, 2011, we had $230 million of senior indebtedness, we had no subordinated indebtedness and our subsidiaries had approximately $59.3 million of total liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common stock, if any, into which the notes may be converted or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price (1)%		$
Underwriting discounts	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest, if any, from , 2011

We have granted the underwriters the option, exercisable within 13 days of the date of this prospectus, to purchase up to an additional $         million aggregate principal amount of notes solely to cover overallotments.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “NUVA.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 20, 2011 was $33.66 per share.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                      , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.

The date of this prospectus is                      , 2011.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus and any related free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that any other party may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus. Generally, when we refer to “this prospectus,” we are referring to this prospectus as well as to the information incorporated by reference herein. You should carefully read this prospectus and the additional information described under “Where You Can Find More Information” before investing in the notes.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations and warranties or covenants may not have been accurate when made or if accurate, were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “NuVasive,” “the Company,” “we,” “us” and “our” refer to NuVasive, Inc., a Delaware corporation and its consolidated subsidiaries.

This prospectus contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. As of the date of this prospectus, we have 129 trademark registrations, both domestic and foreign, including the following U.S. trademarks: Absolute Responsiveness, Acuity, Affix, Armada, CerPass, CoRoent, Creative Spine Technology, DBR, Embrace, ExtenSure, FormaGraft, Gradient Plus, Halo, InStim, Leverage, M5, MAS, MaXcess, NeoDisc, Nerve Avoidance Leader, NeuroVision, NuVasive, Osteocel Plus, PCM, SmartPlate, SOLAS, SpheRx, The Better Way Back, Triad, VuePoint, XL TDR, XLIF and XLP. As of the date of this prospectus, we also have 26 trademark applications pending, both domestic and foreign, including the following trademarks: AttraX, Back Pact, Better Back Alliance, Bendini, Billion Dollar Start-Up, Brigade, Brigade Strong, Cheetah Gives Back Foundation, Corex, Corpomotion, ILIF, JJB, Magnitude, Microlif, MicroXlif, NV JJB, NV M5, Radian, Speed of Innovation, The Lateral Gold Standard, Traverse and X-Core. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase the notes offered hereby, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements rely on a number of assumptions concerning future events and include, but are not limited to, statements relating to:

•	non-coverage decisions concerning our technologies by third party payers, as well as changes to third party reimbursement policies and practices;

•	pricing pressure from our customers and competitors;

•	our highly competitive market segment and competition from large, well-established medical device manufacturers as well as new market entrants;

•	our strategy of obsoleting our own products and our ability to timely acquire, develop and introduce new products or product enhancements that will be accepted by the market;

•

the safety of our products, the results of clinical trials of our current or future product candidates and our ability to obtain clearances or approvals for our future products or product enhancements from U.S. or non-U.S. regulatory bodies it could negatively affect our ability to commercialize these products;

•	our ability to successfully manage our acquisitions;

•	our ability to manage our anticipated international growth;

•

our or our suppliers’ failure to comply with the FDA’s quality system regulations, or a delay in the manufacture of our products, an enforcement action by the FDA or claims for non-compliance with FDA regulations in connection with the processing or distribution of allograft products;

•	our ability to grow our revenue or earnings as anticipated;

•	the current adverse global economic conditions and its effect on our and our customers liquidity;

•

our ability to protect our intellectual property and proprietary technology through patents including our current involvement in several intellectual property litigation actions, including actions involving Medtronic and the NeuroVision brand name; and

•	rigorous governmental regulations regarding the development, manufacture and sale of our products, including restrictions on our interactions with physicians and other health care professionals.

Any forward-looking statements should be considered in light of these factors. Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements. In evaluating an investment in our securities, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, and in other filings with the Securities and Exchange Commission (the “SEC”), that are incorporated by reference into this prospectus. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Documents Incorporated By Reference,” completely and with the understanding that our actual future results may be materially different from what we expect.

iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any of these SEC filings at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede the information in this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC (Commission File No. 000-50744):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Our Current Reports on Form 8-K filed on March 9, 2011 and May 31, 2011;

•

The description of our common stock contained in the Registration Statement on Form 8-A (No. 000-50744) filed with the Commission on May 5, 2004, pursuant to Section 12 of the Exchange Act of 1934 (the “Exchange Act”), and in any report filed for the purpose of amending such description; and

•

Our Definitive Proxy Statement on Schedule 14A filed on April 4, 2011 in connection with our 2011 Annual Meeting of Stockholders, but only to the extent incorporated by reference in our annual report on Form 10-K.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the notes. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and, to the extent they are considered filed and except as described above, current reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in this prospectus or any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person to whom this prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

NuVasive, Inc.

7475 Lusk Boulevard

San Diego, California 92121

Attn: Chief Financial Officer

(858) 909-1800

PROSPECTUS SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus carefully. You should carefully read the section titled “Risk Factors” in this prospectus and the documents and financial statements incorporated by reference herein (see “Documents Incorporated By Reference”). Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option. Unless otherwise indicated or where the context requires otherwise, as used in this prospectus, the terms “NuVasive,” “we,” “our” and “us” refer to NuVasive, Inc. and its consolidated subsidiaries.

The Company

We are a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Our currently-marketed product portfolio is focused on applications for spine fusion surgery, including biologics, a combined market estimated to be approximately $7.7 billion globally in 2011. Our principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of biologics, cervical and motion preservation products. Our spine surgery product line offerings, which include products for the thoracolumbar spine, the cervical spine, and a set of motion preservation product offerings still under development, are primarily used to enable access to the spine and to perform restorative and fusion procedures in a minimally disruptive fashion. Our biologic product line offerings include allograft (donated human tissue); FormaGraft®, a collagen synthetic product used to aid the fusion process; and Osteocel Plus®, an allograft cellular matrix containing viable mesenchymal stem cells, or MSCs, to aid in spinal fusion. We focus significant research and development efforts to expand our MAS product platform, advance the applications of our unique technology to additional procedures and develop motion preserving products such as our total disc replacement products. We dedicate significant resources toward training spine surgeons on our unique technology and products. Currently, we are training over 500 surgeons annually, which includes surgeons new to our MAS product platform as well as surgeons previously trained on our MAS product platform who are attending advanced training programs.

Our MAS platform combines four categories of our product offerings:

•	NV M5 and NV JJB—our proprietary software-driven nerve monitoring systems;

•	MaXcess®—a unique split-blade design retraction system providing enhanced surgical access to the spine;

•	Biologics—includes our FormaGraft and Osteocel Plus line of products; and

•	Specialized implants—includes our SpheRx® and Armada™ pedicle screw systems, CoRoent® suite of implants, and several fixation systems.

We believe our MAS platform provides a unique and comprehensive solution for safe and reproducible minimally disruptive surgical treatment of spine disorders by enabling surgeons to access the spine in a manner that affords direct visualization and avoidance of critical nerves. The fundamental difference between our MAS platform and what has been previously named MIS, or minimally invasive surgery, is the ability to customize safe and reproducible access to the spine while allowing surgeons to continue to use instruments that are familiar to them. Simply stated, the MAS platform does not require surgeons to reinvent approaches that add complexity and undermine safety, ease and efficacy. An important ongoing objective has been to maintain a leading position in access and nerve avoidance, as well as being the pioneer and ongoing leader in lateral surgery. Our MAS platform, with the unique advantages provided by our nerve monitoring systems, enables an innovative lateral procedure known as eXtreme Lateral Interbody Fusion, or XLIF®, in which surgeons access the spine for a fusion procedure from the side of the patient’s body, rather than from the front or back. Our MaXcess instruments provide access to the spine in a manner that affords direct visualization and our nerve monitoring systems allow surgeons to avoid critical nerves. We believe that the procedures facilitated by our MAS platform decrease trauma and blood loss, and lead to faster overall patient recovery times compared to open spine surgery.

In recent years, we have significantly expanded our product offering relating to procedures in the cervical spine as well as in the area of biologics. Our cervical product offering now provides a full set of solutions for cervical fusion surgery, including both allograft and CoRoent implants, as well as cervical plating and posterior fixation products. In 2009, we acquired Cervitech®, Inc., a company focused on gaining regulatory approval of the PCM® cervical disc system, a motion preserving total disc replacement device. This strategic acquisition allows us the potential to accelerate our entry into the growing mechanical cervical disc replacement market. In the first quarter of 2010, we submitted a premarket approval (PMA) application for U.S. Food and Drug Administration (FDA) approval for the PCM cervical disc system. Approval, if obtained, would further strengthen our cervical product offering and we expect it would enable us to continue our trend of increasing our market share. Our biologic offering includes FormaGraft, a collagen synthetic bone substitute, and Osteocel Plus, an allograft cellular matrix designed to mimic the biologic profile of autograft that includes endogenous mesenchymal stem cells (MSCs) and osteoprogenitors, both of which are used to aid in spinal fusion. In 2009, we invested in Progentix Orthobiology, B.V., a company organized under the laws of the Netherlands that is developing a synthetic bone graft material to aid in the healing and generation of human bone. As part of the investment, we became the exclusive distributor for certain Progentix biologic products. We are currently in the process of seeking regulatory clearance for AttraX™, a synthetic bone graft material being developed by Progentix delivered in putty form.

Our business was incorporated in Delaware in July 1997. Our principal executive offices are located at 7475 Lusk Boulevard, San Diego, California 92121, and our telephone number is (858) 909-1800. Our website is located at www.nuvasive.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus entitled “Description of Notes.” For purposes of this summary and the “Description of Notes,” references to the “Company,” “NuVasive,” the “issuer,” “we,” “our” and “us” refer only to NuVasive, Inc. and not to its subsidiaries.

Issuer	NuVasive, Inc.

Securities	$ million aggregate principal amount of % Convertible Senior Notes due 2017, plus up to an additional $ million aggregate principal amount for purchase by the underwriters at their option solely to cover overallotments, if any.

Maturity	July 1, 2017 unless earlier repurchased, redeemed or converted.

Interest	% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2012.

Conversion Rights	Holders may convert their notes, in integral multiples of $1,000 principal amount, at their option prior to the close of business on the business day immediately preceding January 1, 2017 only under the following circumstances:

•

during any calendar quarter commencing after September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; and

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

Holders may convert their notes, in integral multiples of $1,000 principal amount, at any time on or after January 1, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date at their option, regardless of the foregoing conditions.

We have agreed to hold a meeting of our stockholders at which we will seek to obtain the requisite stockholder approvals for (i) an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters and/or their affiliates in connection with this offering and (ii) authorization of such conversion of our Series A participating preferred stock into common stock. The notes will not be convertible into our common stock, and we will satisfy our conversion obligation solely in cash, unless we receive the requisite stockholder approvals. If we have received the stockholder approvals, we will satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and number of shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

Except as described in “Description of Notes—Conversion Rights,” upon any conversion, holders will not receive any separate cash payment or additional shares representing accrued and unpaid interest. Instead, interest will be deemed to be paid by the cash, shares of our common stock or combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

The initial conversion rate of the notes is shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” The initial conversion rate is equivalent to a conversion price of approximately $ per share.

In addition, if a “make-whole fundamental change” (as defined under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs on or before the second scheduled trading day immediately preceding the maturity date, we may be required in certain circumstances to increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change.

The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change, will not exceed             shares of our common stock per $1,000 principal amount of the notes (which is equal to a conversion

price of approximately $             per share); provided, however, such maximum conversion rate will be adjusted in the same manner as the conversion rate as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Covenants	Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, you will have the option to require us to repurchase all or any portion (in integral multiples of $1,000 principal amount) of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay the fundamental change repurchase price in cash.

Events of Default	If there is a continuing event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable by the trustee or holders of at least 25% in aggregate principal amount of the notes. These amounts will automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization involving the Company occurs.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or under the covenant described below in “Description of Notes—Reports” relating to our failure to file with the trustee any documents or reports that we are required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will for the first 180 days after the occurrence of such event of default consist exclusively of the right to receive an extension fee on the notes equal to 0.25% of the principal amount of the notes.

Ranking	The notes will be our general unsecured obligations and will:

•	rank equal in right of payment to all of our existing and future senior indebtedness;

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness;

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	initially limited to an aggregate principal amount of $ million (or $ million if the underwriters exercise their option to purchase additional notes in full), except as set forth below.

As of March 31, 2011, we had $230 million of senior indebtedness, we had no subordinated indebtedness and our subsidiaries had approximately $59.3 million of total liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) but without giving effect to the use of proceeds therefrom, our total consolidated indebtedness would have been $ . See “Capitalization.”

The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriters’ discounts and estimated offering expenses.

We expect to enter into convertible note hedge transactions with one or more of the underwriters or their affiliates, which we refer to as the “counterparties.” We also intend to enter into warrant transactions with the counterparties. We intend to use approximately $ million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions). If the underwriters exercise their overallotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

We intend to use the remainder of the net proceeds from this offering for general corporate purposes and, to purchase up to $230 million in aggregate principal amount of our outstanding 2.25% unsecured Existing Senior Convertible Notes due 2013.

We may from time to time consider possible strategic acquisitions of, or investments in, companies, technologies, products or assets that complement our business. However, we have no present commitments or agreements to enter into any potential acquisitions or investments. See “Use of Proceeds.”

Convertible Note Hedge and Warrant Transactions	In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the counterparties. We also expect to enter into with the counterparties warrant transactions that will be exercisable for shares of our Series A participating preferred stock, the terms of which are described in “Description of Capital Stock—Series A Participating Preferred Stock” and which will be convertible into shares of our common stock upon our receipt of the stockholder approvals as described in the “Description of Notes” section of this prospectus.

The convertible note hedge transactions are expected to reduce:

•	our exposure to potential cash payments we will be required to make upon any conversion of the notes prior to receipt of such stockholder approvals; or

•	if we have received such stockholder approvals, our exposure to potential cash payments and/or the potential dilution to our common stock, in each case, upon any conversion of notes.

The warrant transactions could separately have a dilutive effect if the market value per share of our common stock exceeds the applicable strike price of the warrants and we have received such stockholder approvals. However, subject to certain conditions, we may elect to settle all or a portion of the warrants in cash. If the underwriters exercise their overallotment option, we may enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedges of these transactions, the counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of our common stock or the notes concurrently with or following the pricing of the notes.

In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock or other securities linked to our common stock in secondary market transactions following the pricing of the notes and are likely to do so, with respect to the convertible note hedge transactions, during observation periods relating to a conversion of notes. The effect, if any, of these activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activities occur during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting—Convertible Note Hedge and Warrant Transactions.”

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Material United States Federal Tax Considerations	For a discussion of the material U.S. federal tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of our common stock, see “Material United States Federal Tax Considerations.”

NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “NUVA.”

Trustee, Registrar, Paying Agent and Conversion Agent	U.S. Bank National Association.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Risk Factors	Investment in the notes involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus beginning on page 13 and the documents incorporated by reference before investing in the notes.

Summary Consolidated Historical Financial Data

The following table sets forth our summary consolidated historical financial data. The data as of and for the years ended December 31, 2008, 2009 and 2010 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. The data as of and for the three months ended March 31, 2010 and March 31, 2011 has been derived from, and should be read together with, our unaudited financial statements and the accompanying notes incorporated by reference in this prospectus. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period. You should read this summary consolidated historical financial data in conjunction with our consolidated financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Consolidated Statement of Operations Data (in thousands, except per share amounts)

				Three Months Ended March 31,
	Year Ended December 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Revenue
Spine surgery products	$221,356	$308,934	$388,252	$89,151	$101,908
Biologics	28,726	61,406	89,985	19,936	22,558

Total revenue	250,082	370,340	478,237	109,087	124,466
Cost of goods sold (excluding amortization of purchased technology)	39,008	61,110	85,139	19,443	23,526

Gross profit	211,074	309,230	393,098	89,644	100,940
Operating expenses
Sales, marketing and administrative	189,126	254,997	312,122	74,661	84,220
Research and development	25,943	37,581	43,479	10,699	10,769
Amortization of intangible assets	2,989	5,335	5,407	1,350	1,342
In-process research and development	20,876	—	—	—	—

Total operating expenses	238,934	297,913	361,008	86,710	96,331
Interest and other income (expense), net
Interest income	5,599	1,507	760	189	183
Interest expense	(5,571)	(7,116)	(6,672)	(1,669)	(1,771)
Other (expense) income, net	304	461	(264)	117	497

Total interest and other income (expense), net	332	(5,148)	(6,176)	(1,363)	(1,091)

Income (loss) before income tax	(27,528)	6,169	25,914	1,571	3,518
Income tax expense (benefit)	—	1,732	(50,619)	865	1,540

Consolidated net income (loss)	$(27,528)	$4,437	$76,533	$706	$1,978

Net loss attributable to noncontrolling interests	$—	$(1,371)	$(1,752)	$(382)	$(381)

Net income (loss) attributable to NuVasive, Inc.	$(27,528)	$5,808	$78,285	$1,088	$2,359

Basic income (loss) per common share:	$(0.77)	$0.16	$1.99	$0.03	$0.06

Diluted income (loss) per common share:	$(0.77)	$0.15	$1.85	$0.03	$0.06

Weighted average basic shares outstanding	35,807	37,426	39,251	38,898	39,616

Weighted average diluted shares outstanding	35,807	38,751	45,514	40,061	40,511

Consolidated Balance Sheet Data (in thousands)

				Three Months Ended March 31,
	Year Ended December 31,
	2008	2009	2010	2010	2011
				(Unaudited)

Cash, cash equivalents and marketable securities	$223,361	$204,660	$229,690	$208,072	$225,791
Working capital	256,491	262,355	262,795	281,995	289,795
Total assets	487,406	652,820	802,029	666,274	806,730
Senior convertible notes	230,000	230,000	230,000	230,000	230,000
Other long-term liabilities	24,288	58,222	16,821	59,198	16,753
Noncontrolling interests	—	13,629	11,877	13,247	11,496
Total stockholders’ equity	187,631	296,222	434,355	310,836	445,784

RISK FACTORS

An investment in the notes, and the common stock, if any, into which the notes, under certain circumstances, are convertible, involves significant risks. Before making an investment decision, and in consultation with your own financial and legal advisors, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus, including the information contained in our Annual Report on Form 10-K for the year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

Risks Related to the Notes

The notes will not be convertible into our common stock or any other securities unless we receive the requisite stockholder approvals to increase the number of authorized shares of our common stock. In addition, you will not have any rights with respect to our common stock as a result of holding the notes.

We have agreed to hold a meeting of our stockholders at which we will seek to obtain the requisite stockholder approvals for (i) an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorization of such conversion of our Series A participating preferred stock into common stock. The notes will not be convertible into our common stock, and we will satisfy our conversion obligation solely in cash, unless we receive the requisite stockholder approvals. If we have received the stockholder approvals, we will satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. You will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) as a result of your ownership of notes. However, the value of your notes may be impacted by changes affecting our common stock. In addition, if we receive the necessary stockholder approvals and elect to settle our conversion obligation wholly or partially in shares of our common stock, you will be subject to the changes in the powers or rights of our common stock that result from any amendment that is made to our restated certificate of incorporation or restated bylaws while you hold the notes, even though you will not be able to vote on such amendment.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring substantial additional indebtedness in the future, including other senior indebtedness, secured indebtedness or subordinated indebtedness or indebtedness at the subsidiary level, to which the notes would be structurally subordinated. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. The indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or impose any financial covenants. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Although the notes are referred to as “senior notes,” your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our future secured indebtedness.

A small portion of our operations are currently conducted through our subsidiaries. However, if the portion of our operations conducted through our subsidiaries grows, we may at some point be dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any outstanding preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including any cash due upon conversion or any fundamental change repurchase price, could be adversely affected. At March 31, 2011, our subsidiaries had approximately $59.3 million of total liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the collateral securing such debt.

In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. At March 31, 2011, we had no secured indebtedness outstanding.

We may not have the ability to settle conversions of the notes or repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.

Subject to certain conditions, holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon any conversion of the notes, we will not be permitted to settle such conversion with shares of our common stock or a combination of cash and shares of our common stock unless we have received the requisite stockholder approvals to (i) amend our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorize such conversion of our Series A participating preferred stock into common stock as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion” prior to the relevant settlement method election date. Unless we receive such stockholder approvals and elect to deliver solely shares of our common stock to settle such conversion, we will be required to make cash payments in respect of the notes being converted, as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” We may not have sufficient funds to repurchase the notes in cash upon a fundamental change or to pay any cash payable on future conversions of the notes as required by the indenture, or have the ability to arrange necessary financing on acceptable terms. In addition, holders of our existing convertible notes have the right to require us to repurchase their notes upon the occurrence of similar events, and we may in the future incur other indebtedness with similar change in control provisions permitting holders of such indebtedness to accelerate or require us to repurchase such indebtedness upon the occurrence of similar events or on specific dates. Our ability to repurchase the notes in cash or make cash payments upon conversion may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. In addition, the occurrence of a fundamental change permitting holders to require us to repurchase the notes could lead to a “cross-default” under agreements governing our future indebtedness. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to pay for your notes that are tendered for repurchase could result in your receiving substantially less than the principal amount of the notes.

The sale of the notes will significantly increase our amount of long-term debt, and our financial condition and results of operations could be adversely affected if we do not effectively manage our liabilities.

As a result of the sale of the notes, we will have a substantially greater amount of long-term debt than we have maintained in the past. Our maintenance of such increased level of debt could adversely affect our flexibility to take advantage of corporate opportunities and could adversely affect our financial condition and results of operations.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, subject to certain conditions, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition where we are the surviving entity will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure, creditworthiness or any credit ratings, thereby adversely affecting the holders of notes.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the convertible notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the market price and liquidity of the notes.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO. The amendments to Rule 201 became effective on May 10, 2010 and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by February 28, 2011. Because our common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

In addition, on June 10, 2010 the SEC approved a pilot (the “circuit breaker pilot”) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. The SEC subsequently approved an extension of the circuit breaker pilot until the earlier of August 11, 2011 and the date on which a limit up/down mechanism to address extraordinary market volatility, if adopted, applies to the pilot securities. Our common stock is not currently included in the S&P 500 Index or the Russell 1000 Index. However, the SEC could expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the notes, to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot and any additional regulations may have on the market price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the market prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and market price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the notes to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, could similarly adversely affect the market price and the liquidity of the notes.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or any shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From January 1, 2011 through June 20, 2011, the reported sale price of our common stock on the NASDAQ Global Select Market ranged from $34.91 to $24.37 per share, and the last reported sale price of our common stock on June 20, 2011 was $33.66 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into an amount of consideration that is dependent on the value of our common stock, volatility or depressed prices of our common stock could have an adverse effect on the trading price of our notes. Holders who receive common stock upon conversion of the notes also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The accounting for the notes will result in our having to recognize interest expense significantly greater than the stated interest rate of the notes.

If we have not received the stockholder approvals as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion” prior to the relevant settlement method election date, we will settle conversions of the notes entirely in cash. Accordingly, if we have not received such stockholder approvals, the conversion option that is part of the notes will be accounted for as a derivative pursuant to accounting standards relating to derivative instruments and hedging activities. If we have received such stockholder approvals, the conversion option will be accounted for as equity and will be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet. In either case, the value of the conversion option will be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because our reported interest expense will include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

For each financial statement period after issuance of the notes, if we have not yet received the stockholder approvals as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion,” a gain (or loss) will be reported in our consolidated statement of operations to the extent the valuation of the conversion option changes from the previous period. In addition, if we have not received such stockholder approvals, the convertible note hedge transactions described in this prospectus will also be accounted for as derivatives, which we expect will offset the gain (or loss) associated with changes to the valuation of the conversion option. Although we do not expect there to be any material net impact to our consolidated statement of operations as a result of our issuing the notes and entering into the convertible note hedge transactions, we cannot assure you that these transactions will be completely offset, which may result in volatility to our consolidated statement of operations.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares that may be issuable upon conversion of the notes (if any) are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, which will apply if we have received the stockholder approvals as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion,” the notes will be accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares that may be issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock underlying the notes.

Prior to the close of business on the business day immediately preceding January 1, 2017, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash or, if we have received the requisite stockholder approvals, the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

If, prior to the relevant settlement method election date, we have not received the requisite stockholder approvals to (i) amend our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorize such conversion of our Series A participating preferred stock into common stock as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion,” we will satisfy our conversion obligation solely in cash. If we have received such stockholder approvals by the relevant settlement method election date, we will satisfy our conversion obligation by paying or delivering as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will generally be determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading day observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of the relevant observation period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation, if any, will generally be less than the value used to determine the number of shares that you will receive. See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

If we receive the necessary stockholder approvals and elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date, unless the conversion date occurs on or after June 15, 2017, in which case we will deliver such shares on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the distribution to all or substantially all holders of our common stock of certain rights or warrants, capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends, subdivisions or combinations of our common stock, and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate, if any, for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a “make-whole fundamental change” (as defined under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The adjustment to the conversion rate, if any, for notes converted in connection with such a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the conversion rate, including any additional shares added to the conversion rate for conversions in connection with a make-whole fundamental change, exceed              shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for conversions in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. We do not intend to list the notes on any national securities exchange. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The underwriters may make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the market price and volatility of our common stock; and

•	prevailing interest rates.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the counterparties. We also expect to enter into with the counterparties warrant transactions that will be exercisable for shares of our Series A participating preferred stock, the terms of which are described in “Description of Capital Stock—Series A Participating Preferred Stock” and which will be convertible into shares of our common stock upon our receipt of the requisite stockholder approvals to (i) amend our restated certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorize such conversion of our Series A participating preferred stock into common stock as described in the “Description of Notes” section of this prospectus.

The convertible note hedge transactions are expected to reduce:

•	our exposure to potential cash payments we will be required to make upon any conversion of the notes prior to receipt of such stockholder approvals; or

•	if we have received such stockholder approvals, our exposure to potential cash payments and/or the potential dilution to our common stock, in each case, upon any conversion of notes.

The warrant transactions could separately have a dilutive effect if the market value per share of our common stock exceeds the applicable strike price of the warrants and we have received such stockholder approval. However, subject to certain conditions, we may elect to settle all or a portion of the warrants in cash. If the underwriters exercise their overallotment option we may enter into additional convertible note hedge and warrant transactions. If we have not received the stockholder approvals to increase the number of authorized shares of our common stock and authorize the conversion of our Series A preferred stock into common stock as described in the “Description of Notes” section of this prospectus, the convertible note hedge transactions will be accounted for as derivatives and, if we do receive such stockholder approvals, the convertible note hedge transactions will be accounted for as an adjustment to our stockholders’ equity. The warrant transactions will be accounted for as an adjustment to our stockholders’ equity.

In connection with hedging these transactions, the counterparties and/or their respective affiliates expect to enter into various derivative transactions related to our common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the value of our common stock or the notes concurrently with or following the pricing of the notes.

In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock or other securities linked to our common stock in secondary market transactions following the pricing of the notes. In particular, such hedging modification is likely to occur, with respect to the convertible note hedge transactions, during observation periods related to a conversion of notes, which may have a negative effect on the amount or value of the consideration received upon conversion of those notes. In order to unwind their hedge positions with respect to the convertible note hedge transactions during such observation periods, the counterparties and/or their respective affiliates are likely to sell shares of our common stock or other securities linked to our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock. In addition, if we use proceeds from this offering to repurchase any of our Existing Notes, we may unwind a corresponding number of options under the convertible note hedge and warrant transactions that we entered into in connection with the offering of the Existing Notes, as described under “Description of Other Indebtedness—Existing Senior Convertible Notes.” In that case, in order to unwind their hedge positions with respect to such convertible note hedge and warrant transactions, the counterparties to such convertible note hedge and warrant transactions may also sell shares of our common stock or other securities linked to our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock.

If the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the counterparties and/or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, if the notes have been issued, the value of the notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and the value of the notes and, as a result, the amount and value of the consideration that you will receive upon any conversion of the notes and, under certain circumstances, your ability to convert the notes.

Conversion of the notes, including under the conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

The conversion of some or all of the notes and any sales in the public market of our common stock issued upon such conversion could adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we receive the necessary stockholder approvals and we elect to satisfy our conversion obligation by delivering solely shares of our common stock, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

If we do not obtain the stockholder approvals prior to June 1, 2012, dividends will accumulate on the shares of our Series A participating preferred stock issuable upon settlement of the warrant transactions until we do obtain stockholder approval .

We have entered into warrant transactions that are exercisable for shares of a new series of our preferred stock, called the Series A participating preferred stock. The Series A participating preferred stock will be convertible into shares of our common stock upon our receipt of stockholder approvals to (i) amend our restated

certificate of incorporation to increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters or their affiliates in connection with this offering and (ii) authorize such conversion of our Series A participating preferred stock into common stock. However, if we have not obtained such stockholder approvals, the Series A participating preferred stock issuable upon such settlement will not convert into shares of our common stock until we receive such stockholder approvals and will accumulate cumulative cash dividends at a rate of up to 16% per annum for so long as such shares remain outstanding, as described under “Description of Capital Stock—Series A Participating Preferred Stock.”

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend to the extent of our earnings and profits, which will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States Federal Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Material United States Federal Tax Considerations.” Further, if certain fundamental changes occur on or prior to the second scheduled trading day preceding the maturity date of the notes, under some circumstances we will increase the conversion rate of notes converted in connection with such fundamental changes. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend.

Risks Related to Our Business and Industry

Changes to third party reimbursement policies and practices can negatively impact our ability to sell our products at prices necessary to expand our operations and increase profitability.

We believe that future reimbursement may be subject to changes in policies and practices, such as more restrictive criteria to qualify for surgery or reduction in payment amount to hospitals and surgeons for approved surgery, both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our existing products or our products currently under development and limit our ability to sell our products on a profitable basis.

To the extent we sell our products internationally, market acceptance may depend, in part, upon the availability of reimbursement within prevailing healthcare payment systems. In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines.

There can be no assurance that third party payers’ reimbursement policies and practices will not adversely affect our ability to sell our products profitably.

Non-coverage decisions concerning our technologies by third party payers may negatively impact our ability to sell our complete product portfolio, expand our operations and increase profitability.

Sales of our products will depend on the availability of adequate reimbursement from third party payers. Healthcare providers, such as hospitals that purchase medical devices for treatment of their patients, generally rely on third party payers to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Likewise, spine surgeons rely primarily on third party reimbursement for the surgical fees they earn. Spine surgeons are unlikely to use our products if they do not receive reimbursement adequate to cover the cost of their involvement in the surgical procedures.

Certain third party payers have stated non-coverage decisions concerning our technologies and implementation of such policies could significantly alter our ability to sell our products. For example, several smaller regional third party payers, such as Blue Cross Blue Shield of Florida and Medica of Minnesota, continue to have reimbursement policies that label XLIF surgeries as experimental. Additional payers may also state that our technologies are not covered. The inability to successfully market our technologies due to lack of reimbursement coverage may adversely impact our ability to acquire new physician clients, increase market penetration with existing clients, or retain existing clients across NuVasive product lines and, therefore, may adversely impact our ability to sell our complete product portfolio, expand our operations and increase profitability.

Pricing pressure from our competitors may impact our ability to sell our products at prices necessary to expand our operations, invest in innovative technologies and increase profitability.

The market for spine surgery products is large and growing. This has attracted numerous new companies and technologies, and encouraged more established companies to intensify competitive pressure, in addition to large, well-established manufacturers that also create pricing pressure. New entrants to our markets include numerous niche companies with singular product focus, as well as companies owned partially by spine surgeons, who have significant market knowledge and access to the surgeons who use our products. As a result of this increased competition, we believe there will be continued pricing pressure. If competitive forces drive down the price we are able to charge for some of our products, and we are not able to counter that pressure as we have historically with the rapid introduction of new offerings, our profit margins will shrink, which will hamper our ability to generate profits and cash flow, and, as a result, to invest in and grow our business, including the investment into new and innovative technologies.

We are in a highly competitive market segment and face competition from large, well-established medical device manufacturers as well as new market entrants.

The market for spine surgery products and procedures is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. With respect to our nerve monitoring systems, we compete with Medtronic Sofamor Danek, Inc., a wholly owned subsidiary of Medtronic, Inc., and VIASYS Healthcare, a division of CareFusion, both of which have significantly greater resources than we do, as well as numerous regional nerve monitoring companies. With respect to MaXcess, our minimally disruptive surgical system, our largest competitors are Medtronic Sofamor Danek, Inc., DePuy Spine, Inc., a Johnson & Johnson company, and Synthes, Inc, which has agreed to be acquired by Johnson & Johnson. We compete with many of the same companies with respect to our other products. We also compete with numerous smaller companies with respect to our implant products, many of whom have a significant regional market presence. At any time, these companies may develop alternative treatments, products or procedures for the treatment of spine disorders that compete directly or indirectly with our products.

Many of our larger competitors are either publicly traded or divisions or subsidiaries of publicly traded companies, and enjoy several competitive advantages over us, including:

•	significantly greater name recognition;

•	established relations with a greater number of spine surgeons, hospitals, other healthcare providers and third party payers;

•	larger and more well established distribution networks with significant international presence;

•	products supported by long-term clinical data;

•	greater experience in obtaining and maintaining U.S. Food and Drug Administration, or FDA, and other regulatory approvals or clearances for products and product enhancements;

•	more expansive portfolios of intellectual property rights; and

•	greater financial and other resources for product research and development, sales and marketing and litigation.

In addition, the spine industry is becoming increasingly crowded with new market entrants, including companies owned at least partially by spine surgeons. Many of these new competitors focus on a specific product or market segment, making it more difficult for us to expand our overall market position. If these companies become successful, we expect that competition will become even more intense, leading to greater pricing pressure and making it more difficult for us to expand.

Our future success depends on our strategy of obsoleting our own products and our ability to timely acquire, develop and introduce new products or product enhancements that will be accepted by the market.

We have the objective of staying ahead of the spine market by obsoleting our own products with new products and enhancements. It is important to our business that we continue to build upon our product offering to surgeons and hospitals, and enhance the products we currently offer. As such, our success will depend in part on our ability to acquire, develop and introduce new products and enhancements to our existing products to keep pace with the rapidly changing spine market. We cannot assure you that we will be able to successfully acquire, develop, obtain regulatory approval for or market new products or that any of our future products or enhancements will be accepted by the surgeons who use our products or the payers who financially support many of the procedures performed with our products. Additionally, in our quest to obsolete our products, we must effectively manage our inventory, the demand for new and current product and the regulatory process for new products in order to avoid unintended adverse financial and accounting consequences.

If we do not effectively manage our strategy of obsoleting our products by acquiring or developing new products or product enhancements that we can introduce in time to meet market demand or if there is insufficient demand for these products or enhancements, or if we do not manage the product transitions well which would result in margin reducing writeoffs for obsolete inventory, our results of operations may suffer.

If clinical trials of our current or future product candidates do not produce results necessary to support regulatory approval, we will be unable to commercialize these products.

Several investigational devices in our development pipeline, including our NeoDisc cervical disc replacement device, PCM and lateral TDR (XL TDR), will require a PMA from the FDA. A PMA application must be submitted if the device cannot be cleared through the less rigorous 510(k) process. A PMA application must be supported by extensive data including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use.

As a result, to receive regulatory approval for NeoDisc, PCM, XL TDR or other devices requiring PMA approval, we must conduct, at our own expense, adequate and well controlled clinical trials to demonstrate efficacy and safety in humans. Clinical testing is expensive, takes many years and has an uncertain outcome. Clinical failure can occur at any stage of the testing. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing. Our failure to adequately demonstrate the efficacy and safety of any of our devices would prevent receipt of regulatory approval and, ultimately, the commercialization of that device.

Our NeoDisc, PCM, and XL TDR devices are currently the subject of an Investigational Device Exemption (IDE) clinical study. There is no assurance that these devices will be approved for sale in the United States by the FDA. The clinical study may prove that the device does not provide the intended benefit or that there are unintended negative side effects of the device that make it unsafe or not effective. In addition, the NeoDisc device includes embroidery technology, which has not been thoroughly studied for use as permanent implants in the spine. Any failure or delay in obtaining regulatory approval for these devices will hamper our ability to commercialize the device in the United States.

Jurisdictions outside of the United States have regulatory schemes that differ from that of the United States in various respects. In each jurisdiction where we have introduced or plan to introduce our products, we have or intend to submit all required information to the relevant agencies, perform all required clinical trials, and otherwise to comply with the regulatory schemes in non-U.S. jurisdictions, but there can be no assurances that we will be successful in our efforts to comply with these diverse, unfamiliar and sometimes complex laws and regulations, and failure to do so could harm our business.

If our acquisitions are unsuccessful, our business may be harmed.

As part of our business strategy, we have acquired companies, technologies, and product lines to maintain our objectives of developing or acquiring innovative technologies. Acquisitions involve numerous risks, including the following:

•	the possibility that we will pay more than the value we derive from the acquisition, which could result in future non-cash impairment charges and/or a dilution of future earnings per share;

•

difficulties in integration of the operations, technologies, personnel, and products of the acquired companies, which may require significant attention of our management that otherwise would be available for the ongoing development of our business;

•	the assumption of certain known and unknown liabilities of the acquired companies; and

•	difficulties in retaining key relationships with shareowners (employees), customers, partners and suppliers of the acquired company.

Any of these factors could have a negative impact on our business, results of operations or financing position. We invested in Progentix Orthobiology B.V. (Progentix) a private company working to develop a synthetic bone graft material. This includes an ongoing option for us to acquire all of Progentix as well as a put option by Progentix if certain commercial milestones are achieved by us.

Further, past and potential acquisitions entail risks, uncertainties and potential disruptions to our business, especially where we have little experience as a company developing or marketing a particular product or technology (as is the case with the Progentix products). For example, we may not be able to successfully integrate an acquired company’s operations, business processes, technologies, products and services, information systems and personnel into our business. Acquisitions may also further strain our existing financial and managerial controls, and divert management’s attention away from our other business concerns.

Our reliance on single source suppliers could limit our ability to meet demand for our products in a timely manner or within our budget.

We rely on third party suppliers and manufacturers to supply and manufacture our products. To be successful, our contract manufacturers must be able to provide us with products and components in substantial quantities, in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable cost and on a timely basis. Our anticipated growth could strain the ability of suppliers to deliver an increasingly large supply of products, materials and components. If we are unable to obtain sufficient quantities of high quality components to meet customer demand on a timely basis, we could lose customers, our reputation may be harmed and our business could suffer.

We currently use one or two manufacturers for each of our devices or components. Our dependence on one or two manufacturers involves several risks, including limited control over pricing, availability, quality and delivery schedules. If any one or more of our manufacturers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or cease to manufacture components of acceptable quality, we would have to seek alternative sources of manufacturing. We could incur delays while we locate and engage alternative qualified suppliers and we might be unable to engage alternative suppliers on favorable terms. Any such disruption or increased expenses could harm our commercialization efforts and adversely affect our ability to generate revenue.

Invibio, Inc. (Invibio) is our exclusive supplier of polyetheretherketone (PEEK), which comprises our PEEK partial vertebral body product called CoRoent. We have a supply agreement with Invibio, pursuant to which we have agreed to purchase our entire supply of PEEK for our current product lines from Invibio. We also have an exclusive supply arrangement with Sparton Medical Corporation (Sparton) pursuant to which Sparton is our exclusive supplier of our proprietary neuromonitoring systems. In the event we experience delays, shortages, or stoppages of supply with either supplier, we would be forced to locate a suitable alternative supplier which could take significant time and result in significant expense. Any inability to meet our customers’ demands for these products could lead to decreased sales and harm our reputation and result in the loss of customers to our competitors, which could cause the market price of our common stock to decline.

Maxigen Biotech, Inc., or MBI, is our sole supplier of our FormaGraft product. We may require that MBI significantly expand its manufacturing capacity to meet our potential forecasted needs, and no assurance can be given that MBI will be able to meet our requirements. If we experience difficulties in dealing with MBI, we may not be able to secure an adequate source of supply of FormaGraft, which could adversely affect our operational results.

We acquired PCM, a motion preserving total disc replacement device, through our acquisition of Cervitech, Inc. (Cervitech). Our supply of the product comes from two sources: Waldemar Link GmbH & Co. KG, a company that was affiliated with Cervitech prior to the acquisition, and Sandvik Medical Solutions Limited. Upon approval of the PCM product by the FDA, we plan on using Sandvik Medical Solutions Limited as our sole supplier of PCM. At such time, we will determine whether to establish alternate suppliers and there is no assurance that we will be able to establish a new supplier which could adversely affect our operating results.

Further, Tissue Banks International, Inc., AlloSource, Inc. and Community Tissue Services collectively supply us with all of our allograft implants. The processing of human tissue into allograft implants is very labor intensive and it is therefore difficult to maintain a steady supply stream. AlloSource is also our exclusive supplier of Osteocel Plus, which is processed from allograft. Allograft, which is donated human tissue, is a supply-constrained material and there is ongoing risk that there will be insufficient supply to produce the necessary quantity of Osteocel Plus and our other allograft products. In addition, due to seasonal changes in mortality rates, some scarce tissues used for our allograft products are at times in particularly short supply. Allograft also carries with it the possibility of disease transmission, which could result in negative patient outcomes and negative publicity for us. We cannot be certain that our supply of allograft from Tissue Banks International, Inc. and AlloSource, Inc. will be available at current levels or will be sufficient to meet our needs. If we are no longer able to obtain allograft from these sources in amounts sufficient to meet our needs, we may not be able to locate and engage replacement sources of allograft on commercially reasonable terms, if at all. Any interruption of our business caused by the need to locate additional sources of allograft could reduce our revenues.

We are dependent on the services of Alexis V. Lukianov and Keith C. Valentine, and the loss of either of them could harm our business.

Our continued success depends in part upon the continued service of Alexis V. Lukianov, our Chairman and Chief Executive Officer, and Keith C. Valentine, our President and Chief Operating Officer, who are critical to the overall management of NuVasive as well as to the development of our technology, our culture and our strategic direction. We have entered into employment arrangements with Messrs. Lukianov and Valentine, but neither of these agreements guarantees the service of the individual for a specified period of time. The loss of either Messr. Lukianov or Valentine could have a material adverse effect on our business, results of operations and financial condition. We have not obtained and do not expect to obtain any key-person life insurance policies.

If we fail to properly manage our anticipated international growth, our business could suffer.

We have invested, and expect to increase our investment for the foreseeable future, in our expansion into international markets. To execute our anticipated growth in international markets we must:

•	manage the complexities associated with a larger, faster growing and more geographically diverse organization;

•	expand our clinical development resources to manage and execute increasingly global, larger and more complex clinical trials;

•	expand our sales and marketing resources for international expansion and to launch products targeted for international markets; and

•

upgrade our internal business processes and capabilities (e.g., information technology platform and systems, product distribution and tracking) to create the scalability and properly handle the transaction volumes that our growing geographically diverse organization demands.

We expect that our operating expenses will continue to increase as we continue to expand into international markets. We have only limited experience in expanding into international markets as well as marketing and operating our products and services in such markets. Certain international markets, such as Japan, take a lot of time and resources to receive product approvals and clearances to sell and promote products. After we receive the appropriate approvals and clearances, international markets may be slower than domestic markets in adopting our products and are expected to yield lower profit margins when compared to our domestic operations.

Additionally, our international endeavors may involve significant risks and uncertainties, including distraction of management from domestic operations, insufficient revenue to offset expenses associated with our international strategy, and unidentified issues not discovered in our due diligence. Because expansion into international markets is inherently risky, no assurance can be given that such strategies and initiatives will be successful and will not materially adversely affect our financial condition and operating results. Even if our international expansion is successful, our expenses may increase at a greater pace than our revenues and our operating results could be harmed.

Further, our anticipated growth internationally will place additional strain on our suppliers and manufacturers, resulting in increased need for us to carefully monitor quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or product enhancements, our ability to commercially distribute and market our products could suffer.

Our medical devices are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved PMA.

The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. We are currently in the process of seeking regulatory clearance for AttraX, a synthetic bone graft material being developed by Progentix delivered in putty form, through the 510(k) process. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. Additionally, any modification to a 510(k)-cleared device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, possibly, a PMA. The FDA may not agree with any of our decisions regarding whether new clearances or approvals are necessary.

Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, criminal sanctions or closure of our manufacturing facilities are possible.

Pursuant to FDA regulations, we can only market our products for cleared or approved uses. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities. Additionally, surgeons use several of our products for unapproved uses. While surgeons are permitted by the FDA to use our products for unapproved uses, there is a heightened risk of an enforcement action against us by a governmental enforcement authority when surgeons engage in that practice.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products in foreign countries, we may be subject to rigorous regulation in the future. In such circumstances, we would rely significantly on our foreign independent sales agencies to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries.

The safety of our products is not yet supported by long-term clinical data and our products may therefore prove to be less safe and effective than initially thought.

We obtained clearance to offer almost all of our products that require FDA clearance or approval through the FDA’s 510(k) clearance process. The FDA’s 510(k) clearance process is less rigorous than the PMA process and requires less supporting clinical data. As a result, we currently lack the breadth of published long-term clinical data supporting the safety of our products and the benefits they offer that might have been generated in connection with the PMA process. For these reasons, spine surgeons may be slow to adopt our products; we may not have comparative data that our competitors have or are generating and we may be subject to greater regulatory and product liability risks. Further, future patient studies or clinical experience may indicate that treatment with our products does not improve patient outcomes. Such results would reduce demand for our products, affect our ability to have sustainable reimbursement for our products from third party payers, significantly reduce our ability to achieve expected revenues and could prevent us from sustaining or increasing profitability. Moreover, if future results and experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability and harm to our business reputation. The spine medical device market has been particularly prone to costly product liability litigation.

If we or our suppliers fail to comply with the FDA’s quality system regulations, the manufacture of our products could be delayed and we may be subject to an enforcement action by the FDA.

We and our suppliers are required to comply with the FDA’s quality system regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the quality system regulation through inspections. If we or one of our suppliers fail a quality system regulations inspection or if any corrective action plan is not sufficient, the manufacture of our products could be delayed. We have undergone FDA inspections regarding our allograft implant business and FDA inspections regarding our medical device activities. In connection with these inspections as well as prior inspections, the FDA requested minor corrective actions, which we have implemented. There can be no assurance the FDA will not subject us to further enforcement action and the FDA may impose additional inspections at any time.

Additionally, we are the legal manufacturer of record for the products that are distributed and labeled by NuVasive, regardless of whether the products are manufactured by us or our suppliers. Thus, a failure by us or our suppliers to comply with applicable regulatory requirements can result in enforcement action against us by the FDA, which may include any of the following sanctions:

•	fines, injunctions, and civil penalties;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our request for 510(k) clearance or premarket approval of new products;

•	withdrawing 510(k) clearance or premarket approvals that are already granted; and

•	criminal prosecution.

Risks Related to Our Financial Results and Need for Financing

We may be unable to grow our revenue or earnings as anticipated, which may have a material adverse effect on our future operating results.

We have experienced rapid growth since our inception, and have increased our revenues from $38.4 million in 2004, the year of our initial public offering, to $478.2 million in 2010. Our ability to achieve future growth will depend upon, among other things, the success of our growth strategies, which we cannot assure you will be successful. In addition, we may have more difficulty maintaining our prior rate of growth of revenues or recent earnings. Our future success will depend upon various factors, including the strength of our brand image, the market success of our current and future products, competitive conditions and our ability to manage increased revenues, if any, or implement our growth strategy. In addition, we anticipate significantly expanding our infrastructure and adding personnel in connection with our anticipated growth, which we expect will cause our selling, general and administrative expenses to increase in absolute dollars and which may cause our selling, general and administrative expenses to increase as a percentage of revenue. Because these expenses are generally fixed, particularly in the short-to-medium term, operating results may be adversely impacted if we do not achieve our anticipated growth.

The current adverse global economic conditions may adversely affect our liquidity and the liquidity of our customers.

At March 31, 2011, we had $134.1 million in cash and cash equivalents and $91.7 million in investments in marketable securities. On June 16, 2011, we entered into an escrow arrangement in connection with the NeuroVision trademark infringement litigation and have transferred $62.5 million of cash and investments into a restricted escrow account. We have historically invested our cash primarily in U.S. treasuries and government agencies, corporate debt, money market funds, and commercial paper meeting certain criteria. Certain of these investments are subject to general credit, liquidity and other market risks. The general condition of the financial markets and the economy has exacerbated those risks and may affect the value of our current investments and restrict our ability to access the capital markets or even our own funds.

The liquidity of our customers and suppliers may also be affected by adverse global economic conditions. If our suppliers experience credit or liquidity problems, important sources of raw materials or manufactured goods may be affected. If our customers’ liquidity and creditworthiness is negatively impacted by the condition of the economy, our ability to collect on our outstanding invoices and our collection cycles may be adversely affected.

Upon the achievement of certain milestones related to our acquisitions, we may be required to make payments which may affect our liquidity and our financial results.

In connection with our recent acquisitions, we may be obligated to make payments in the future upon the achievement of certain milestones. At March 31, 2011, we had $33.0 million in outstanding potential milestone obligations under our agreement with the stockholders of Cervitech and could potentially be required to purchase the remaining sixty (60) percent of Progentix Orthobiology B.V. for an aggregate amount up to $56.0 million, including milestone payments upon the completion of certain milestones. The likelihood of those milestones being achieved and the timing of such payments are uncertain and are subject to change over time. If we are required to make those payments, particularly at a time when we are experiencing financial difficulty, our liquidity, financial results and financial condition may be adversely affected.

Risks Related to Our Intellectual Property and Litigation

We are currently involved in several patent litigation actions, including an action involving Medtronic, and, if we do not prevail in this action against Medtronic, we could be liable for past damages and might be prevented from making, using, selling, offering to sell, importing or exporting certain of our products.

On August 18, 2008, Medtronic Sofamor Danek USA, Inc. and its related entities (Medtronic) filed suit against NuVasive in the United States District Court for the Southern District of California, alleging that certain of our products infringe, or contribute to the infringement of, U.S. patents owned by Medtronic. Medtronic is a large, publicly-traded corporation with significantly greater financial resources than us. See the section entitled “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated by reference herein for more information on this action.

As further examples of intellectual property risks we face in this industry, on April 20, 2010, we filed a lawsuit against Orthofix, Inc. and its related entities (Orthofix) and Musculoskeletal Transplant Foundation for infringement of a patent licensed as part of our purchase of Osteocel Plus®. In December 2010, the parties entered into a license agreement covering the subject product marketed by Orthofix, Trinity Evolution®, and the lawsuit was settled by the parties. Similarly, on October 5, 2010, we initiated a patent infringement lawsuit against Globus Medical, Inc. (Globus) to protect our investment in our XLIF procedure and MaXcess retractor system. The lawsuit against Globus is in its early stages, and the outcome of this litigation is difficult to predict.

Intellectual property litigation is expensive, complex and lengthy and its outcome is difficult to predict. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from modeling, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. We may also be subject to negative publicity due to litigation. Pending or future patent litigation against us or any strategic partners or licensees may force us or any strategic partners or licensees to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party’s intellectual property, unless we develop alternative non-infringing technology or that party grants us or any strategic partners or licensees rights to use its intellectual property, and may significantly divert the attention of our technical and management personnel. In the event that our right to market any of our products is successfully challenged, or if we fail to obtain a required license or are unable to design around a patent, our business, financial condition or results of operations could be materially adversely affected. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all, and any licenses may require substantial royalties or other payments by us. Even if any strategic partners, licensees or we were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Furthermore, if we are found to infringe patent claims of a third party, we may, among other things, be required to pay damages, including up to treble damages and attorneys’ fees and costs, which may be substantial.

An unfavorable outcome for us in patent or other intellectual property litigation could significantly harm our business if such outcome makes us unable to commercialize some of our current or potential products or cease some of our business operations. In addition, costs of defense and any damages resulting from litigation may materially adversely affect our business and financial results. Litigation may also harm our relationships with existing customers and subject us to negative publicity, each of which could harm our business and financial results.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our pending U.S. and foreign patent applications may not issue as patents at all or not in a form that will be advantageous to us or may issue and be subsequently successfully challenged by others and invalidated. In addition, our pending patent applications include claims to material aspects of our products and procedures that are not currently protected by issued patents. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable to ours. Moreover, competitors may challenge our issued patents through the reexamination process (domestically) and/or opposition proceedings (internationally), such as was done by Medtronic on two of our U.S. patents related to aspects of our XLIF surgical technique. We asserted these patents against Medtronic as part of our ongoing patent litigation. Patent reexamination was granted by the U.S. Patent Office in each case. If the U.S. Patent Office cancels or narrows the claims in these patents, it could prevent or hinder us from being able to enforce them against competitors.

Although we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with our officers, shareowners, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. To the extent that our employees, consultants, or contrators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition, there are numerous proposed changes to the patent laws and rules of the U.S. Patent Office which, if enacted, may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. Moreover, Congress is considering several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, and creating a post-grant opposition process to challenge patents after they have issued.

In the event a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be costly, difficult and time consuming. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

In addition, certain product categories, including pedicle screws, have been the subject of significant patent litigation in recent years. Since we sell pedicle screws and recently introduced our SpheRx and Armada pedicle screw systems, any related litigation could harm our business.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. It is not unusual for parties to exchange letters surrounding allegations of intellectual property infringement and licensing arrangements. Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against us may require us to pay substantial damages, including treble damages in some cases. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Our success will also depend in part on our not infringing patents issued to others, including our competitors and potential competitors. If our products are found to infringe the patents of others, our development, manufacture and sale of such potential products could be severely restricted or prohibited. In addition, our competitors may independently develop technologies similar to ours. Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. While we make an effort to ensure that our products do not infringe other parties’ rights, our products and methods may be covered by patents held by our competitors. In addition, our competitors may assert that future products we may market infringe their patents.

A patent infringement suit brought against us or any of our strategic partners or licensees may force us or such strategic partners or licensees to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party’s intellectual property, unless that party grants us or our strategic partners or licensees rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all, and any licenses may require substantial royalties or other payments by us. Even if our strategic partners, licensees or we were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

We are currently involved in a trademark litigation action involving the NeuroVision brand name and, if we do not prevail on our appeal of the verdict, we could be liable for substantial damages.

A judgment in our ongoing trademark dispute regarding the NeuroVision brand name was handed down by the U.S. District Court for the Central District of California. An unfavorable jury verdict was delivered against us in our use of the NeuroVision name. The verdict, which we are appealing, awarded damages to the plaintiff of $60 million. We sought emergency relief and on February 3, 2011, the Ninth Circuit Court of Appeals stayed enforcement of the injunction. During pendency of the appeal, we entered into an escrow to secure the amount of the judgment, interest and attorneys’ fees. This could result in a material reduction in the liquidity required to run or grow our business. While this case relates solely to the use of the NeuroVision brand name and does not involve our proprietary neuromonitoring technology underlying the NeuroVision system or future products, it may require us to rebrand and re-market the NeuroVision brand name. This could result in a significant impact on our marketing costs and other related financial costs. There is a chance that the acceptance of a new brand name will be lengthy and may not be well received by our customers. The appeals process could be expensive, complex and lengthy and its outcome is difficult to predict. We may also be subject to negative publicity due to this trademark litigation. The litigation required during the appeals process may significantly divert the attention of our technical and management personnel. We are unable to predict the outcome of our appeal. In the event that we are unsuccessful in our appeal, we could be required to pay significant damages which are not covered under any of our insurance plans. In the event this outcome occurred, our business, liquidity, financial condition and results of operations would be materially adversely affected.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, manufacture and sale of medical devices for spine surgery procedures. Spine surgery involves significant risk of serious complications, including bleeding, nerve injury, paralysis and even death. In addition, we sell allograft products, derived from cadaver bones, which pose the potential risk of biological contamination. If any such contamination is found to exist, sales of allograft products could decline, our reputation would be harmed, and we may be subject to liability.

Currently, we maintain product liability insurance in the amount of $10 million. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, if our product liability insurance proves to be inadequate to pay a damage award, we may have to pay the excess out of our cash reserves which may harm our financial condition. If longer-term patient results and experience indicate that our products or any component cause tissue damage, motor impairment or other adverse effects, we could be subject to significant liability. Finally, even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and could result in the diversion of management’s attention from managing our business.

We are subject to rigorous governmental regulations regarding the development, manufacture, and sale of our products and we may incur significant expenses to comply with these regulations and develop products that are compatible with these regulations. In addition, failure to comply with these regulations could subject us to substantial sanctions which could adversely affect our business, results of operations and financial condition.

The medical devices we manufacture and market are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities, including regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging, marketing and distribution of our products.

We are required to register with the FDA as a device manufacturer. As a result, we are subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation, or QSR, requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. Our compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. In the European Community, we are required to maintain certain ISO certifications in order to sell our products, and are subject to periodic inspections by notified bodies to obtain and maintain these certifications. If we or our suppliers fail to adhere to QSR, ISO or similar requirements, this could delay product production and lead to fines, difficulties in obtaining regulatory clearances, recalls or other consequences, which in turn could have a material adverse effect on our financial condition, results of operations, or prospects.

Medical devices must receive FDA clearance or approval before they can be commercially marketed. In addition, the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized, and can prevent or limit further marketing of a product based upon the results of post-marketing programs. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Furthermore, most major markets for medical devices outside the United States require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA and certain foreign governmental authorities, can be costly and time-consuming, and approvals may not be granted for future products or product improvements on a timely basis, if at all. Delays in receipt of, or failure to obtain, approvals for future products or product improvements could result in delayed realization of product revenues or in substantial additional costs, which could have a material adverse effect on our business or results of operations or prospects. At any time after approval of a product, the FDA may conduct periodic inspections to determine compliance with both QSR requirements and/or current Medical Device Reporting regulations. Product approvals by the FDA can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval.

Pursuant to FDA regulations, we can only market our products for cleared or approved uses. Although physicians are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their medical judgment, we are prohibited from promoting products for such off-label uses. We market our products and provide promotional materials and training programs to physicians regarding the use of our products. Although we believe our marketing, promotional materials and training programs for physicians do not constitute promotion of unapproved uses of our products, if it is determined that our marketing, promotional materials or training programs constitute promotion of unapproved uses, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure and criminal penalty.

Whenever the United States or another foreign governmental authority concludes that we are not in compliance with applicable laws or regulations, such governmental authority can impose fines, delay or suspend regulatory clearances, institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil penalties against us or our officers or employees, and can recommend criminal prosecution to the Department of Justice. Moreover, governmental authorities can ban or request the recall, repair, replacement or refund of the cost of any device or product we manufacture or distribute. Any of the foregoing actions could result in decreased sales as a result of negative publicity and product liability claims, and could have a material adverse effect on our financial condition, results of operations and prospects. In addition to the sanctions for noncompliance described above, commencement of an enforcement proceeding, inspection or investigation could divert substantial management attention from the operation of our business and have an adverse effect on our business, results of operations and financial condition.

Any claims relating to our making improper payments or providing improper gifts or benefits to physicians or other potential violations of laws or regulations governing interactions between us and health care professionals, could be time consuming and costly.

Our relationship with health care professionals, such as physicians, hospitals and those that may market our products (e.g., distributors, etc.), are subject to scrutiny under various state and federal laws, rules and regulation (e.g., anti-kickback statute, self-referral/Stark laws, false claims, etc.), often referred to collectively as healthcare fraud and abuse laws. These laws are broad in scope and are subject to evolving interpretation, which could require us to incur substantial costs to monitor compliance or to alter our practices if they are found not to be in compliance. Violations of these laws may be punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in governmental healthcare programs. Despite implementation of a comprehensive healthcare compliance program, we cannot provide assurance that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with health care professionals nor can we make any assurances that authorities will not challenge or investigate our current or future activities under these laws.

In recent years, both the United States and foreign government regulators have increased regulation, enforcement, inspections and governmental investigations of the medical device industry, including increased United States government oversight and enforcement of the Foreign Corrupt Practices Act. Despite implementation of a comprehensive global compliance program, we may be subject to more regulation, enforcement, inspections and investigations by governmental authorities in the future. Whenever the United States or another foreign governmental authority concludes that we are not in compliance with applicable laws or regulations, such governmental authority can impose fines, delay or suspend regulatory clearances, institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil penalties against us or our officers or employees, and can recommend criminal prosecution to the Department of Justice. Any of the foregoing actions could result in decreased sales as a result of negative publicity and product liability claims, and could have a material adverse effect on our financial condition, results of operations and prospects.

Although physicians are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their medical judgment, we are prohibited from promoting products for such off-label uses. We market our products and provide promotional materials and training programs to physicians regarding the use of our products. Although we believe our marketing, promotional materials and training programs for physicians do not constitute promotion of unapproved uses of our products, if it is determined that our marketing, promotional materials or training programs constitute promotion of unapproved uses, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure and criminal penalty.

In addition to the sanctions for noncompliance described above, commencement of an enforcement proceeding, inspection or investigation could divert substantial management attention from the operation of our business, as well as could result in a material adverse effect on the market price of our common stock and on our business, results of operations and financial condition. For example, Synthes, Inc., in 2010, settled with the Office of Inspector General (OIG) for $22 million relating to allegations that it illegally tested bone cement on patients and, in 2009, Guidant Corporation/Boston Scientific settled with the OIG for $22 million relating to alleged improper payments made to physicians for certain post-market surveys.

Additionally, we must comply with a variety of other laws, such as the (i) Healthcare Insurance Portability and Accountability Act of 1996, or HIPAA, which protects the privacy of individually identifiable healthcare information; (ii) the Physician Payment Sunshine Act which requires medical device companies to begin reporting all compensation, gifts and benefits provided to certain health care professionals in 2013; and (iii) the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections.

We or our suppliers may be the subject of claims for non-compliance with FDA regulations in connection with the processing or distribution of allograft products.

It is possible that allegations may be made against us or against donor recovery groups or tissue banks, including those with which we have a contractual relationship, claiming that the acquisition or processing of tissue for allograft products does not comply with applicable FDA regulations or other relevant statutes and regulations. Allegations like these could cause regulators or other authorities to take investigative or other action against us, or could cause negative publicity for us or our industry in general. These actions or any negative publicity could cause us to incur substantial costs, divert the attention of our management from our business, harm our reputation and cause the market price of our shares to decline.

Risks Related to the Securities Markets and Ownership of Our Common Stock

We expect that the price of our common stock will fluctuate substantially, potentially adversely affecting the ability of investors to sell their shares.

The market price of our common stock is likely to be volatile and may fluctuate substantially. For example, the closing price for our stock on the last day of the past four quarters was: $25.32 on March 31, 2011; $25.65 on December 31, 2010; $35.14 on September 30, 2010; and $35.46 on June 30, 2010. Fluctuation in the stock price may occur due to many factors, including:

•

general market conditions and other factors related to the economy or otherwise, including factors unrelated to our operating performance or the operating performance of our competitors. These conditions might include people’s expectations, favorable or unfavorable, as to the likely unit growth of the spine sector;

•	negative publicity regarding spine surgeon’s practices or outcomes, whether warranted or not, that cast the sector in a negative light;

•	the introduction of new products or product enhancements by us or our competitors;

•	changes in the availability of third party reimbursement in the United States or other countries;

•	disputes or other developments with respect to intellectual property rights or other potential legal actions;

•	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

•	quarterly variations in our or our competitor’s results of operations;

•	sales of large blocks of our common stock, including sales by our executive officers and directors;

•	announcements of technological or medical innovations for the treatment of spine pathology;

•	changes in governmental regulations or in the status of our regulatory approvals, clearances or applications;

•	the acquisition or divestiture of businesses, products, assets or technology;

•	litigation, including intellectual property litigation;

•	announcements of actions by the FDA or other regulatory agencies; and

•	changes in earnings estimates or recommendations by us or by securities analysts.

Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of the common stock;

•	provide for a classified board of directors, with each director serving a staggered three-year term;

•	prohibit our stockholders from filling board vacancies, calling special stockholder meetings, or taking action by written consent;

•	prohibit our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66 2/3% stockholder approval; and

•	require advance written notice of stockholder proposals and director nominations.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be our stockholders’ source of potential gain for the foreseeable future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million, after deducting underwriters’ discounts and estimated offering expenses.

We expect to enter into convertible note hedge transactions with one or more of the underwriters or their affiliates, which we refer to as the “counterparties.” We also intend to enter into warrant transactions with the counterparties. We intend to use approximately $             million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions). We intend to use the remainder of the net proceeds from this offering for general corporate purposes and, to purchase up to $230 million in aggregate principal amount of our outstanding 2.25% unsecured Existing Senior Convertible Notes due 2013.

If the underwriters exercise their overallotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds to us from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

We may from time to time consider possible strategic acquisitions of, or investments in, companies, technologies, products or assets that complement our business. However, we have no present commitments or agreements to enter into any potential acquisitions or investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of calculating the ratios set forth below, earnings consist of net income from continuing operations from our consolidated statements of operations, as adjusted for fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of interest expense on operating leases we believe to be representative of the interest component of rent expense.

	Three Months Ended March 31, 2011	Years Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	2.6	3.9	1.7	(1)	(1)	(1)

(1)	For the fiscal years ended December 31, 2008, 2007 and 2006, our earnings were insufficient to cover fixed charges by $27.5 million, $11.3 million and $47.9 million, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011 on an actual basis and on an as adjusted basis to give effect to the application, as set forth under “Use of Proceeds,” of the net proceeds of $             million after deducting the underwriters’ discounts and our estimated offering expenses and without giving effect to the transactions described in “Description of the Convertible Note Hedge and Warrant Transactions.”

You should read the following information in conjunction with the information contained in “Use of Proceeds” and “Description of Other Indebtedness” included elsewhere in this prospectus and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and unaudited consolidated financial statements for the three months ended March 31, 2011 incorporated by reference to this prospectus.

	As of March 31, 2011
	Actual	As Adjusted (3)
	(in thousands, except par value)
Existing Senior Convertible Notes due 2013	$230,000
Convertible Senior Notes offered hereby (1)	—
Other long-term liabilities	16,753
Noncontrolling interests	11,496
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized, none outstanding	—
Common stock, $0.001 par value; 70,000 shares authorized, 39,652 issued and outstanding (2)	40
Additional paid-in capital	553,484
Accumulated other comprehensive income	1,316
Accumulated deficit	(109,056)

Total stockholders’ equity	445,784

Total capitalization	$704,033

(1)	If we have not received the requisite stockholder approvals to (i) amend our restated certificate of incorporation to sufficiently increase the number of authorized shares of our common stock to permit the conversion into shares of our common stock of all notes and of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants we are issuing to certain underwriters and/or their affiliates in connection with this offering and (ii) authorize such conversion of our Series A participating preferred stock into common stock as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion,” the conversion option that is part of the notes will be accounted for as a derivative. If we have received such stockholder approvals, the conversion option will be accounted for as equity and will be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet. In either case, the value of the conversion option will be treated as original issue discount for purposes of accounting for the debt component of the notes. The debt component will accrete up to the principal amount over the expected term of the debt. These accounting standards do not affect the actual amount we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount we will be required to recognize.
(2)	Outstanding shares as of March 31, 2011 excludes:
•	7,109,395 shares of common stock issuable upon the exercise of options to purchase our common stock outstanding at March 31, 2011, at a weighted average exercise price of $30.00 per share;
•	1,005,953 shares of common stock issuable upon the vesting of restricted stock unit awards outstanding at March 31, 2011;
•	2,056,426 shares of common stock reserved for future issuance under our 2004 Employee Stock Purchase Plan at March 31, 2011;
•	5,140,845 shares of common stock issuable upon the exercise of warrants outstanding at March 31, 2011 at an exercise price of $49.13 per share, subject to adjustment;
•	5,140,845 shares of common stock issuable upon the conversion of Existing Senior Convertible Notes outstanding at March 31, 2011; and
•

             shares that may become issuable upon the conversion of the notes offered hereby or upon exercise of the warrant transactions to be entered into by us concurrently herewith, in each case assuming the requisite stockholder approvals.

(3)	As adjusted amount does not include the effect of (i) the cost of the convertible note hedge transactions, which will result in an adjustment to additional paid-in capital if we receive the stockholder approvals described in the “Description of Notes” section, or (ii) the proceeds to us from the warrant transactions.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NUVA.” The following table sets forth, for the periods indicated, the range of high and low intraday sales prices per share for our common stock as reported on the NASDAQ Global Select Market.

Fiscal Year Ended December 31, 2009	High	Low
First Quarter	$39.95	$24.17
Second Quarter	45.06	28.39
Third Quarter	45.01	38.25
Fourth Quarter	44.08	27.45

Fiscal Year Ended December 31, 2010	High	Low
First Quarter	$46.83	$26.92
Second Quarter	46.10	35.03
Third Quarter	36.78	29.13
Fourth Quarter	37.87	22.11

Fiscal Year Ended December 31, 2011	High	Low
First Quarter	$30.43	$24.37
Second Quarter (through June 20, 2011)	34.91	24.91

The last reported sale price of our common stock on the NASDAQ Global Select Market on June 20, 2011 was $33.66 per share. As of June 17, 2011, there were approximately 137 registered holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to finance operations and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Convertible Notes

In March 2008, we issued $230.0 million principal amount of our 2.25% senior convertible notes due 2013, or the Existing Notes, which includes $30.0 million aggregate principal amount of the Existing Notes issued pursuant to the initial purchasers’ exercise of their overallotment option. The net proceeds from the offering, after deducting the initial purchasers’ discounts and costs directly related to the offering, were approximately $208.4 million. We pay 2.25% interest per annum on the principal amount of the Existing Notes, payable semi-annually in arrears in cash on March 15 and September 15 of each year. Any Existing Notes not converted prior to their maturity date of March 15, 2013 will be paid in cash. The fair value, based on quoted market prices, of the outstanding Existing Notes at March 31, 2011 was approximately $226.8 million.

The Existing Notes are convertible into shares of our common stock, based on an initial conversion rate, subject to adjustment, of 22.3515 shares per $1,000 principal amount of the Existing Notes (which represents an initial conversion price of approximately $44.74 per share). Holders may convert their Existing Notes at their option on any day up to and including the second scheduled trading day immediately preceding the maturity date. If a fundamental change to our business occurs, as defined in the Existing Notes, holders of the Existing Notes have the right to require that we repurchase the Existing Notes, or a portion thereof, at the principal amount plus accrued and unpaid interest.

In connection with the offering of the Existing Notes, we entered into convertible note hedge transactions with the initial purchasers and/or their affiliates, or the Counterparties, entitling us to purchase up to approximately 5.1 million shares of our common stock at an initial stock price of $44.74 per share, each of which is subject to adjustment. In addition, we sold to the Counterparties warrants to acquire up to approximately 5.1 million shares of our common stock, or the Counterparty Warrants, at an initial strike price of $49.13 per share, subject to adjustment. The cost of the hedge transactions that were not covered by the proceeds from the sale of the Counterparty Warrants was approximately $14.0 million and was recorded as a reduction of additional paid-in capital as of December 31, 2008. The hedge transactions are expected to reduce the potential equity dilution upon conversion of the Existing Notes if the daily volume-weighted average price per share of our common stock exceeds the strike price of the hedge transactions. The Counterparty Warrants could have a dilutive effect on our earnings per share to the extent that the price of our common stock during a given measurement period (the quarter or year to date period) exceeds the strike price of the Counterparty Warrants.

DESCRIPTION OF NOTES

We will issue the notes under an indenture (the “indenture”), to be dated as of the date of initial issuance of the notes, between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request copies of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. You may request a copy of the indenture from us as set forth in “Documents Incorporated By Reference.” We urge you to read the indenture (including the form of note contained in the indenture) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to NuVasive, Inc. and not to its subsidiaries.

General

The notes:

•	will be:

•	our general unsecured obligations;

•	equal in right of payment to all of our other senior unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	initially limited to an aggregate principal amount of $ million (or $ million if the underwriters exercise their option to purchase additional notes in full), except as set forth below;

•	will mature on July 1, 2017 (the “maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•

will initially be represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

The notes will be our general unsecured obligations, ranking equal in right of payment to all of our existing and future senior indebtedness, senior in right of payment to all of our future subordinated indebtedness, effectively subordinate in right of payment to all of the future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the collateral securing such debt.

As of March 31, 2011, we had $230 million of senior indebtedness and no subordinated indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $             million.

Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any outstanding preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including the cash portion of any amount due upon conversion or any fundamental change repurchase price, could be adversely affected. At March 31, 2011, our subsidiaries had $59.3 million of total liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). See “Risk Factors—Risks Related to the Notes—We may not have the ability to settle conversions of the notes or repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of              shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events described below occur.

If we have not received the requisite stockholder approvals to increase the number of authorized shares of our common stock and authorize the conversion of our Series A preferred stock into common stock as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion” prior to the relevant settlement method election date, we will satisfy our conversion obligation solely in cash. If we have received such stockholder approvals by the relevant settlement method election date, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

We use the term “note” in this prospectus to refer to each $1,000 in principal amount of notes.

We may, without the consent of the holders, issue additional notes in an unlimited aggregate principal amount under the indenture with the same terms as the notes offered hereby; provided that if the additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risks Related to the Notes.”

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other cash-settled derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar

Through our paying agent, we will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Interest

The notes will bear interest at a rate of     % per year from June     , 2011 (the date of issuance), or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2012.

Interest will be paid to the person in whose name a note is registered at the close of business on December 15 or June 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding January 1, 2017, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after January 1, 2017, holders may convert their notes at the conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions. The conversion rate will initially be          shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). If we have not received the stockholder approvals as described under “—Conversion Rights—Settlement Upon Conversion” by the relevant settlement method election date (as defined below), we will satisfy our conversion obligation solely in cash. If we have received such stockholder approvals by the relevant settlement method election date, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion price at any given time will be computed by dividing $1,000 by the conversion rate in effect at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the foregoing, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Holders may surrender their notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding January 1, 2017, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding January 1, 2017, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding January 1, 2017, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 55 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding January 1, 2017, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date that is 55 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we or a third party publicly announces such anticipated transaction but in no event less than 55 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 55 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after January 1, 2017

On or after January 1, 2017, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

If we have not received the “stockholder approvals” (as defined below) prior to the relevant settlement method election date, we must settle any conversion of notes by cash settlement (as defined below). If we have received the stockholder approvals prior to the relevant settlement method election date, upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after January 1, 2017 will be settled using the same settlement method. Prior to January 1, 2017, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates, subject to our obligation to settle all conversions through cash settlement if we have not received the stockholder approvals prior to the relevant settlement method election date. That is, if we have received the stockholder approvals, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting (or in the case of any conversions occurring on or after January 1, 2017, we will inform all holders) through the trustee of the settlement method we have selected (x) in the case of any conversions occurring prior to January 1, 2017, no later than the close of business on the trading day immediately following the related conversion date or (y) in the case of any conversions occurring on or after January 1, 2017, no later than January 1, 2017 (in either case, the “settlement method election date”). In the event that we have received the stockholder approvals prior to the relevant settlement method election date, if we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we have received the stockholder approvals prior to the relevant settlement method election date, and we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy, if we receive the stockholder approvals, to settle all conversions thereafter through combination settlement with a specified dollar amount of $1,000.

Notwithstanding anything to the contrary in the notes or the indenture, we will not be permitted to elect physical settlement or combination settlement with respect to any conversion of notes and cash settlement will be deemed to apply unless prior to the relevant settlement method election date we have received the requisite approvals from our stockholders to (i) amend our restated certificate of incorporation to sufficiently increase the number of authorized but unissued shares of our common stock to permit (1) the conversion and settlement of all notes (including any notes that may be issued upon exercise of the over-allotment option) into shares of our common stock, and (2) the conversion and settlement, through the delivery of shares of our common stock, of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants issued by us to certain underwriters or their affiliates concurrently with the issuance of the notes and (ii) authorize such conversion and settlement of our Series A participating preferred stock in accordance with NASDAQ Stock Market Rule 5635, which we refer to collectively herein as the “stockholder approvals.” We will notify you by press release upon obtaining any such stockholder approvals.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect (or are deemed to have elected) cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) a dollar amount per $1,000 principal amount of notes as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

to the extent that the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NUVA.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to January 1, 2017, the 40 consecutive trading day period beginning on, and including, the second trading day after such conversion date; and

•	if the relevant conversion date occurs on or after January 1, 2017, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ

Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day. If our common stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then listed or admitted for trading, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

If we elect physical settlement with respect to any conversion of notes, and (i) the relevant conversion date occurs after June 15, 2017, we will deliver the consideration due in respect of conversion on the maturity date or (ii) the relevant conversion date occurs on or prior to June 15, 2017, we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date. If we elect (or are deemed to have elected) cash settlement or combination settlement with respect to any conversion of notes, except as described under “—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the last trading day of the relevant observation period.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

Adjustment Events

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes have the right to participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. We will not pay any dividend or make any distribution on our common stock held in treasury, if any.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof. We will not issue any such rights, options or warrants in respect of our common stock held in treasury, if any.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances covered in clause (1) or (2) above or clause (5) below;

•	dividends or distributions paid exclusively in cash covered in clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness or assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each

$1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness or other assets or property of ours that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days shall be deemed replaced, for purposes of calculating the daily conversion rates for such conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period. If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock (other than distributions described in clause (5) below), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (subject to the tender offer rules under the Exchange Act then applicable), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates for such conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as described herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Events that Will Not Result in Adjustments

Except as described in this section or in “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding prior to the date the notes were first issued;

•	for a change solely in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon (1) any conversion of notes, (2) each trading day of any observation period and (3) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

Treatment of Reference Property

In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property (including cash or any combination thereof), you will be entitled thereafter to convert each $1,000 principal amount of your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events (such consideration, “reference property”). However, at and after the effective time of the transaction, (i) if we have received the requisite stockholder approvals prior to the relevant settlement method election date, we will have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction.

For purposes of the foregoing, in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into, or exchanged for, more than a single type of consideration determined, based in part upon any form of stockholder election, the reference property will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

If the holders receive only cash in any such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying such cash to converting holders on the third business day immediately following the relevant conversion date.

We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Treatment of Rights

We do not currently have a stockholder rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock and in lieu of any adjustment to the conversion rate, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets or property as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Select Stock Market and any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, and otherwise in accordance with law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect

A holder of the notes may, in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For instance, if the conversion rate is adjusted upon the distribution of cash dividends to holders of our shares of common stock, holders of the notes may be deemed to receive a distribution or dividend. For a discussion of the material U.S. federal income and withholding tax consequences of certain adjustments, or non-occurrence of certain adjustments, to the conversion rate, see “Material United States Federal Tax Considerations.”

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date or effective date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will, under certain circumstances, be increased by an additional number of shares of common stock (the “additional shares”) as described below. A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase the Notes” (but without giving effect to the second bullet point under clause (2) of such definition). A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the make-whole reference date (as defined below) for such make-whole fundamental change and prior to the close of business on the business day immediately prior to the related fundamental change repurchase date. We will notify holders and the trustee of the make-whole reference date for any make-whole fundamental change, and issue a press release, on such make-whole reference date.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, the consideration due in respect of such converted notes, based on the conversion rate as increased to reflect the additional shares, if any, pursuant to the table set forth below, as described under “—Settlement Upon Conversion” above. However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the relevant make-whole reference date, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and the consideration due upon conversion will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares, if any, by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash consideration for their shares of common stock in connection with a fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading day period ending on the trading day preceding the make-whole reference date.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the increase, if any, to the conversion rate, expressed as a number of additional shares per $1,000 in principal amount of the notes, for conversions in connection with a make-whole fundamental change.

Make-Whole Reference Date
	June , 2011	July 1, 2012	July 1, 2013	July 1, 2014	July 1, 2015	July 1, 2016	July 1, 2017
Stock Price
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the make-whole reference date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $             per share, subject to adjustment in the same manner as the stock prices set forth in the row headers of the table above, no increase will be made to the conversion rate.

•

If the stock price is less than $             per share, subject to adjustment in the same manner as the stock prices set forth in the row headers of the table above (the “minimum stock price”), no increase will be made to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed shares of common stock per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 15 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date; provided that if the fundamental change repurchase date falls after a regular record date and on or prior to the interest payment date to which it relates, we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person files a Schedule TO, or any schedule, form or report under the Exchange Act, disclosing that such person has acquired beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us or any of our subsidiaries or any of our employee benefit plans; or

(2) we (i) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•

pursuant to which the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(4) shares of our common stock, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors);

provided, that the definition of fundamental change (and the definition of make-whole fundamental change) shall not include a merger or consolidation under clause (1) or any event specified under clause (2), in each case, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such event consists of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction or transactions the notes become convertible into such consideration pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above, subject to “—Conversion Rights—Settlement Upon Conversion.”

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, sale, lease or transfer of less than all of our assets may be uncertain.

For purposes of the above, the term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

After the occurrence of a fundamental change, but on or before the 15th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing such notice, we will publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day prior to the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, and must be delivered together with a written repurchase notice in the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to settle conversions of the notes or repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, holders of our existing convertible notes have the right to require us to repurchase their notes upon the occurrence of similar events and we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

While we do not currently have any debt or other agreements that would restrict our ability to repurchase the notes, we may enter into such an agreement in the future which may limit or prohibit our ability to repurchase any notes.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by the Company

The notes may not be redeemed by us at our option prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration (subject to the right of holders, under certain conditions, to rescind any such acceleration, as described below) or otherwise;

(3) failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5) failure by us to comply with our notice obligations described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or under “—Conversion Rights—Conversion Upon Specified Corporate Events” within the time periods specified in such sections, if such failure continues for five business days;

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) indebtedness for money borrowed by the Company or any “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”), as in effect on the original date of issuance of the notes, of the Company in excess of $30 million in the aggregate, whether such debt now exists or shall hereafter be created, is not paid by the Company or any such significant subsidiary at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within a period of 30 days after the occurrence of such debt becoming or being declared due and payable or the failure to pay, as the case may be;

(8) failure by us or any of our majority owned subsidiaries, within 30 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $30 million, which are not stayed on appeal; or

(9) certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or under the covenant described below in “—Reports” relating to our failure to file with the trustee any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will for the first 180 days after the occurrence of such event of default consist exclusively of the right (the “extension right”) to receive an extension fee on the notes equal to 0.25% of the principal amount of the notes (the “extension fee”). On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above and results in the principal amount of such debt securities becoming due and payable, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election and (ii) pay such extension fee, in each case on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to an uncured nonpayment of principal or interest or failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the uncured nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive the consideration due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture at the direction of the holders, the trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and is continuing. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest or the extension fee in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture to:

(1) cure any ambiguity, manifest error, defect or omission or inconsistency; provided that, in the case of any omission or inconsistency, the rights of the holders are not adversely affected in any material respect;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(5) provide for the issuance of additional notes, to the extent that we and the trustee deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

(6) increase the conversion rate;

(7) secure the notes;

(8) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(9) provide for the conversion of notes in accordance with the terms of the indenture;

(10) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained in the preliminary prospectus, as modified and/or supplemented by the related pricing term sheet, will not be deemed to be adverse to any holder; or

(11) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any fundamental change repurchase date or otherwise or have been surrendered for conversion, cash or (solely in the case of a conversion) cash and/or shares of common stock, sufficient to pay all of the outstanding notes or satisfy outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the daily VWAPs, daily conversion values, last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in principal amount and integral multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with one or more of the underwriters or their affiliates (the “counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also expect to enter into warrant transactions with the counterparties whereby we will sell to the counterparties warrants to purchase, subject to customary anti-dilution adjustments, a number of shares of our Series A participating preferred stock, the terms of which are described under “Description of Capital Stock—Series A Participating Preferred Stock” and which will be convertible into the number of shares of our common stock underlying the notes upon our receipt of the stockholder approvals as described in the “Description of Notes” section of this prospectus.

We intend to use approximately $         million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (taking into account the proceeds received by us from the sale of the warrant transactions). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce:

•	our exposure to potential cash payments we will be required to make upon any conversion of the notes prior to receipt of such stockholder approvals; or

•

if we have received such stockholder approvals, our exposure to potential cash payments and/or the potential dilution to our common stock, in each case, upon any conversion of notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes.

The warrant transactions could separately have a dilutive effect if the market value per share of our common stock exceeds the applicable strike price of the warrants and we have received such stockholder approval.

We will not be required to make any cash payments to the counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from them an amount of consideration based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, and the warrants are exercised, we will owe the counterparties a number of shares of our Series A participating preferred stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants. However, as specified under the terms of the warrant transactions, we may elect to settle all or a portion of the warrants in cash.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting—Convertible Note Hedge and Warrant Transactions” and “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

DESCRIPTION OF CAPITAL STOCK

Pursuant to our certificate of incorporation, we are authorized to issue 70,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 17, 2011, we had 39,860,491 shares of common stock outstanding, no shares of preferred stock outstanding and approximately 137 stockholders of record. We have reserved approximately 6,554,573 shares of our common stock for issuance pursuant to the conversion of the Existing Senior Convertible Notes due 2013.

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our restated certificate of incorporation and restated bylaws, both of which have been previously filed with the SEC.

General

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at the times and in the amounts as our board of directors may from time to time determine. All dividends are non-cumulative. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding.

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The holders of common stock are not entitled to cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our common stock. Each outstanding share of common stock is fully paid and nonassessable.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Our common stock is listed for quotation on the NASDAQ Global Select Market under the symbol “NUVA.” On June 20, 2011, the last reported sale price of our common stock was $33.66 per share.

Series A Participating Preferred Stock

The following description is a summary of the principal terms of the Series A participating preferred stock (the “Preferred Stock”) to be issued in connection with settlement of the warrant transactions described under “Description of the Convertible Note Hedge and Warrant Transactions.” The terms of the Preferred Stock include those expressly set forth in the certificate of designations, and this summary is subject to and is qualified by reference to all the provisions of the certificate of designations, including the definitions of certain terms used in the certificate of designations.

For purposes of this description, references to “we,” “our” and “us” refer only to NuVasive, Inc. and not to its subsidiaries.

General

Initially, a number of shares of a series of our preferred stock, par value $0.001 per share, will be designated pursuant to Article IV of our Restated Certificate of Incorporation (the “certificate of incorporation”) as the Series A Participating Preferred Stock, which will have the rights and preferences, including the conversion, dividend, liquidation and voting rights, described below. That number will be equal to 1/10th of the number of shares of our common stock into which the Preferred Stock is initially convertible as described below. Each share of Preferred Stock will initially be subject to conversion as described below into 20 shares of our common stock, par value $0.001 per share. We refer to the number of shares of our common stock into which each share of Preferred Stock is convertible as the “conversion rate” and will be subject to adjustment as set forth under “—Conversion Rate Adjustments” below.

Ranking

The Preferred Stock will rank, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and to each other class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up (which we refer to collectively as “junior stock”);

•

equally with each class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which expressly provide that such class or series ranks equally with the Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up, without regard to whether dividends accumulate cumulatively or non-cumulatively (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up; and

•	junior to our and our subsidiaries’ existing and future indebtedness (including, in the case of such subsidiaries, trade payables).

Stockholder Approval

We have agreed to use our best efforts to hold a meeting of our stockholders as soon as practicable, but not later than June 1, 2012 (the “approval deadline”), at which we will seek to obtain the requisite stockholders approval to (i) amend our restated certificate of incorporation to increase the number of authorized but unissued shares of our common stock to permit (1) the conversion and settlement of all notes (including any notes that may be issued upon exercise of the over-allotment option) into shares of our common stock, and (2) the conversion and settlement, through the delivery of shares of our common stock, of the maximum number of shares of our Series A participating preferred stock issuable upon exercise of the warrants issued by us to certain underwriters and/or their affiliates concurrently with the issuance of the notes and (ii) authorize such conversion and settlement of our Series A participating preferred stock in accordance with NASDAQ Stock Market Rule 5635. If we fail to obtain such stockholders approvals by the approval deadline, we will (i) continue to seek to obtain such approvals at each subsequent annual meeting of our stockholders and (ii) hold at least one special meeting of our stockholders in each calendar year, beginning with the 2012 calendar year, at which we will seek to obtain such approvals, in each case, until such approvals have been obtained.

We refer to the stockholders approvals provided above collectively as the “stockholder approvals,” and the date on which we obtain such approvals as the “approval date.”

If we obtain the stockholder approvals, then:

•

all shares of Preferred Stock issued and outstanding on the approval date will automatically convert on the first business day following the approval date into shares of our common stock at the conversion rate in effect on such business day; and

•

each share of Preferred Stock issued following the approval date will automatically convert on the third business day following the date of such issuance at the conversion rate in effect on such third business day.

We refer to the date on which a share of Preferred Stock is converted as set forth above as the “conversion date.”

Each share of Preferred Stock will cease to exist on the conversion date relating to such share of Preferred Stock and, subject to the requirements of Delaware law, will resume the status of an authorized and unissued share of our preferred stock, and all other rights of the holder of such share of preferred stock will terminate, as of the close of business on such conversion date.

If we obtain the stockholder approvals after the approval deadline, in addition to the common stock issuable upon conversion of each share of Preferred Stock at the conversion rate, on the conversion date, we will pay to the holders to whom we deliver the shares of our common stock due upon conversion cash dividends in an amount (the “dividend amount”) equal to all accumulated and unpaid dividends on such share of Preferred Stock (including, if applicable as described under “—Dividends” below, dividends on such dividends), whether or not declared prior to such conversion date, for the then-current dividend period (or portion thereof) ending on such conversion date and all prior dividend periods, if any (other than previously declared dividends on such share of Preferred Stock that were paid to the holder of record of such share of Preferred Stock as of a prior date) to the extent we are lawfully permitted to pay such dividends under Delaware law. We may elect to satisfy our obligation to pay the dividend amount in cash or through the delivery of shares of common stock, in which case we will deliver to such holder a number of shares of our common stock equal to the quotient of (i) the dividend amount, divided by (ii) the last reported sale price of the common stock on the second trading day immediately preceding the conversion date, rounded down to the nearest whole share.

Notwithstanding any other provision of the certificate of designations, no holder of Preferred Stock will have the right to acquire shares of our common stock upon conversion of any share or shares of Preferred Stock under the certificate of designations or be entitled to take delivery of any shares of common stock deliverable thereunder, to the extent (but only to the extent) that, after such receipt of any shares of common stock upon the conversion of such share of shares or otherwise thereunder, such holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4.9% of the then outstanding shares of common stock (the “threshold number of shares”). Any purported delivery thereunder will be void and have no effect to the extent (but only to the extent) that, after such delivery, such holder would directly or indirectly so beneficially own in excess of the threshold number of shares. If any delivery owed to any holder thereunder is not made, in whole or in part, as a result of this paragraph, our obligation to make such delivery will not be extinguished and we will make such delivery as promptly as practicable after, but in no event later than one business day after, such holder gives notice to us that, after such delivery, such holder would not directly or indirectly so beneficially own in excess of the threshold number of shares.

Dividends

General

Holders of our Preferred Stock will be entitled to receive, on each share of Preferred Stock when, as and if declared by our board of directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends and any other distributions, whether payable in cash, securities or any other form of property or assets, in an amount determined as described below.

“Dividend period” means, for each share of Preferred Stock, the period commencing on, and including, the immediately preceding dividend payment date for such share of Preferred Stock (or if no dividend payment date has occurred for such share of Preferred Stock, the period commencing on, and including, the date of issuance of such share of Preferred Stock), and ending on, and including, the day immediately preceding the next succeeding dividend payment date.

“Dividend payment date” means each of January 1, April 1, July 1 and October 1 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, on the same date that we pay any dividend or distribution on shares of our common stock (irrespective of whether such date is a dividend payment date), we will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the Preferred Stock. We refer to any such dividends (including extraordinary cash dividends or distributions) paid on the Preferred Stock pursuant to the immediately preceding sentence as “paid-through dividends.”

From, and including, the date of original issuance of the Preferred Stock to, but excluding, the date on which all shares of Preferred Stock underlying the warrant transactions have been issued and converted into shares of our common stock, our board of directors (or a duly authorized committee thereof) may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly cash dividends) in respect of our common stock, whether payable in cash, securities or any other form of property or assets, unless the board of directors (or a duly authorized committee thereof) declares and pays to the holders of the Preferred Stock then outstanding, at the same time (irrespective of whether or not such time is a dividend payment date for the Preferred Stock) and on the same terms as holders of our common stock, a dividend per share of outstanding Preferred Stock then outstanding equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of our common stock and (ii) the then-current conversion rate of the Preferred Stock.

For each dividend period for a share of Preferred Stock from the dividend period during which the approval deadline occurs, or if later, the dividend period commencing on the issuance of Preferred Stock, cumulative cash dividends will be payable on each outstanding share of Preferred Stock, when, as and if declared by our board of directors or any duly authorized committee thereof out of assets legally available therefor, in an amount equal to the product of the conversion rate, the relevant rate and the average stock price (as defined below) for such dividend period. Such cumulative cash dividends will compound on each dividend payment date from, and including, the dividend payment date corresponding to the first dividend period during which such dividends accumulate (i.e., no dividends will accumulate on such cumulative cash dividends unless and until the first dividend payment date following the approval deadline has passed without such cumulative cash dividends having been paid on such date). For the avoidance of doubt, no dividends shall accrue on any share of Preferred Stock prior to the issuance of such share.

“Average stock price” for any dividend period means the average of the last reported sale prices of the common stock during the five trading day period ending on, and including, the date that is one month immediately preceding the last day of such dividend period (or, if such date is not a trading day, the immediately succeeding date that is a trading day).

The “relevant rate” means:

•	from and including June 1, 2012 to and including September 30, 2012, 10% per annum;

•	from and including October 1, 2012 to and including March 31, 2013, 12% per annum;

•	from and including April 1, 2013 to and including September 30, 2013, 14% per annum; and

•	thereafter, 16% per annum.

In the event that any dividend payment date in respect of which a dividend is to be paid would otherwise fall on a day that is not a business day, the dividend payment due on that date will be postponed to the next day that is a business day and no additional dividends will accumulate as a result of that postponement.

Dividend Stopper

Subject to certain exceptions set forth in the certificate of designations, so long as any share of the Preferred Stock remains outstanding:

•	no dividend or distribution will be declared or paid on our common stock or any other shares of junior stock (other than dividends payable solely in shares of our common stock) or parity stock; and

•	no common stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries;

in each case, unless all accumulated and unpaid dividends for all past dividend periods for the Preferred Stock, including the latest completed dividend period for the Preferred Stock (including, if applicable, dividends on such dividends), on all outstanding shares of Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Preferred Stock on the applicable regular record date for the Preferred Stock).

Liquidation Preference

In the event of our liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, each holder of Preferred Stock will be entitled to receive for each share of Preferred Stock, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of our common stock and any other junior stock, payment in full in an amount equal to the sum of (a) $             per share of Preferred Stock (which will be equal to the product of 20 and the last reported sale price of our common stock on the pricing date of this offering), which we refer to as the “liquidation amount,” and (b) an amount equal to any accumulated and unpaid dividends (including, if applicable, dividends on such amount) on each share of Preferred Stock, whether or not declared, from the relevant date of issuance to the date fixed for liquidation, dissolution or winding-up (such amounts collectively, the “liquidation preference”).

If in any distribution described in the immediately preceding paragraph our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock and the corresponding amounts payable with respect to any other stock ranking equally with the Preferred Stock as to such distribution, holders of Preferred Stock and the holders of such other stock will share ratably in any such distribution in proportion to the full accumulated and unpaid respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of Preferred Stock and the corresponding amounts payable with respect to any other stock of ours ranking equally with the Preferred Stock as to such distribution have been paid in full, the holders of our other stock will be entitled to receive all of our remaining assets (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of our Common stock equal to the then-current conversion rate (the “as-converted liquidation amount”) exceeds the liquidation preference per share of Preferred Stock, then holders of Preferred Stock will be entitled to receive, for each share of Preferred Stock, an additional amount (the “liquidation participation amount”) out of such assets or proceeds such that the as-converted liquidation amount equals the sum of the liquidation preference, plus the liquidation participation amount, such that the holders of Preferred Stock receive with respect to the liquidation amount the same amount on an as-converted basis as the holders of a number of shares of our common stock equal to the then-current conversion rate.

Voting Rights

General; Preferred Directors

The holders of Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

Whenever, at any time or times, from and including the approval deadline, dividends payable on the shares of Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “nonpayment”), the authorized number of directors on our board of directors will automatically be increased by two and the holders of the Preferred Stock will have the right, with holders of shares of any one or more other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time (the “voting parity stock”), voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (collectively, the “preferred directors” and each, a “preferred director”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting by the chairman of the board or chief executive officer or holders of record of at least 10% of (i) the Preferred Stock or (ii) any such class or series our capital stock entitled to vote for such preferred directors) and at each subsequent annual meeting of our stockholders until all accumulated and unpaid dividends for all prior dividend periods (including, if applicable, dividends on such dividends) have been paid in full on the Preferred Stock, at which time such right will terminate, except as otherwise provided in the certificate of designations or expressly provided by law, subject to revesting in the event of each and every nonpayment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

When a Supermajority Vote is Required

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment, alteration or repeal of any provision of the certificate of incorporation so as to increase the number of authorized shares of Preferred Stock or materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of us with another corporation or other entity, unless in each case either (A) such binding share exchange or reclassification constitutes a reorganization event and we comply with the provisions described under “Conversion Upon Reorganization Event” below with respect to such Reorganization Event; or (B) the shares of Preferred Stock remain outstanding and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for purposes of the above, any increase in the amount of the authorized or issued Preferred Stock or other authorized preferred stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock or other stock of us ranking senior to, equally with and/or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of us will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole.

In addition, so long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting a publicly announced tender offer by us of shares of common stock; provided, however, that such vote or consent will not be required if we grant holders of Preferred Stock the right to participate, based on the number of shares of common stock into which such Preferred Stock is convertible, in such tender offer on the same terms and conditions as holders of common stock.

Maturity; Redemption; Repurchase; Preemptive Rights

Our Preferred Stock has no maturity date, is not redeemable at our option at any time and is not subject to repurchase at the option of holders at any time. In addition, the shares of our Preferred Stock are not subject to the operation of a sinking fund. Accordingly, our Preferred Stock will remain outstanding indefinitely unless we receive the stockholder approvals described in “—Stockholder Approval of Common Stock Amendment,” in which case the shares of our Preferred Stock will automatically convert into shares of our common stock as described in that section.

The holders of our Preferred Stock do not have any preemptive rights.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment in accordance with the certificate of designations for the following transactions:

•

the issuance by us of our common stock as a dividend or distribution to all or substantially all holders of our common stock, or a subdivision or combination (including, without limitation, a reverse stock split) of our common stock;

•

the issuance by us to all or substantially all holders of our common stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the current market price per share of common stock as of the announcement date for such issuance;

•

our payment of a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to the first or second bullet above or the fifth or sixth bullet below and (y) “spin-offs” as to which the fourth bullet below applies);

•

our payment of a dividend or other distribution to all or substantially all holders of our common stock where such payment consists of shares of our capital stock of, or similar equity interests in, a subsidiary or other business unit of us (i.e., a spin-off) that are, or, when issued, will be traded on a U.S. national securities exchange;

•

our payment of a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (a) any cash that is distributed as part of a distribution referred to in the third bullet above and (b) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries as to which an adjustment was effected in the sixth bullet below; and

•

the purchase by us or one or more of our subsidiaries of our common stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds a specified price per share.

Notwithstanding the foregoing, without prejudice to the right to receive paid-through dividends as set forth under “—Dividends” above, no adjustment will be made for any of the transactions described in the first five bullets above to the extent (but only to the extent) such dividend or distribution is paid to all holders of Preferred Stock on an as-converted basis.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If, after the date of original issuance of the Preferred Stock, there occurs:

•	any consolidation or merger with or into another corporation or another entity;

•	any sale, transfer, lease or conveyance to another corporation or another entity of all or substantially all of our property or assets; or

•

any statutory exchange of our securities with another corporation or another entity or any binding share exchange which reclassifies or changes our outstanding common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to conversion rate adjustments) (any such event in these three bullets, inclusive, a “reorganization event”), and pursuant to such reorganization event the common stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, immediately after the effective time of such reorganization event, we will make provision for each outstanding share of the Preferred Stock to be converted, out of funds legally available therefor, into the kind and amount of cash, securities or other property (collectively, “reference property”) receivable pursuant to such reorganization event by a holder (the “representative holder”) of a number of shares of common stock equal to the conversion rate in effect at such effective time, which holder (A) is not a person with which we consolidated or into which we merged or which merged into us or to which such sale, transfer, lease or conveyance was made, as the case may be (any such person, a “constituent person”), or an affiliate of a constituent person, to the extent such reorganization event provides for different treatment of common stock held by our affiliates and non-affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such reference property (provided that if the kind or amount of such reference property is not the same for each share of common stock held by a person (other than a constituent person or an affiliate thereof) who has not exercised such rights of election (“non-electing share”), then for the purposes hereunder, the kind and amount of reference property in respect of each non-electing share will be deemed to be the weighted average of the kinds and amounts of reference property receivable per share of common stock pursuant to such reorganization event in respect of all non-electing shares). On and after the effective time of a reorganization event, each outstanding share of the Preferred Stock will cease to be outstanding, dividends on such share will cease to accumulate, and all rights of the holder(s) of such share will terminate with respect to such share, other than the right to receive the kind and amount of reference property into which such share of the Preferred Stock has been converted.

Transferability; Right to Designate

Each share of Preferred Stock will be fully transferable to qualified institutional buyers at the option of the holder thereof, without our consent.

In addition, notwithstanding any other provision in the certificate of designations to the contrary requiring or allowing a holder of Preferred Stock to purchase, sell, receive or deliver any shares of Preferred Stock or other securities to or from us, such holder may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform holder’s obligations under the certificate of designations and any such designee may assume such obligations. Such holder will be discharged of obligations to us to the extent of any such performance.

Registration; Private Placement Procedures

If, in the reasonable opinion of any holder of Preferred Stock, following any delivery of shares of Preferred Stock, such shares would be in the hands of such holder subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such shares being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such shares or being subject to paragraph (c) of Rule 145 under the Securities Act), we will take such other steps as may be reasonably requested to facilitate the transfer of the Preferred Stock.

Transfer Agent; etc.

The transfer agent, registrar, paying agent and the conversion agent for the Preferred Stock will be Computershare Trust Company, N.A.

Listing

The Preferred Stock will not be listed on any securities exchange or any automated dealer quotation system.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations and certain estate tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary addresses only those holders that purchase notes in the initial offering at their issue price. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe all of the effects of the U.S. federal estate tax laws or the effects of U.S. federal gift tax laws or any applicable foreign, state or local laws.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes in accordance with their regular method of tax accounting.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into shares of our common stock or a combination of shares of our common stock and cash, the U.S. federal income tax consequences of which are described under “—U.S. Holders—Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Gain or loss recognized by the U.S. holder on the disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2012, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Conversion into common stock. If a U.S. holder’s note is converted solely into our common stock (and cash in lieu of a fractional share), such holder will not generally recognize any income, gain or loss, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share and except for the value of any portion of our common stock attributable to accrued and unpaid interest on the notes not yet included in income, and subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that an adjustment to the conversion ratio of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. holder’s aggregate adjusted basis in the common stock (not including any shares of common stock attributable to accrued and unpaid interest but including any basis allocable to a fractional share) will equal its adjusted basis in the note, and the U.S. holder’s holding period for such stock (not including any shares of common stock attributable to accrued and unpaid interest) will include the period during which the U.S. holder held the note.

A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to such fractional share. The value of the portion of our common stock which is received for accrued and unpaid interest on the notes will generally be taxed as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of receipt.

Conversion into common stock and cash. The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. holder would not be permitted to recognize loss, but would be required to recognize capital gain. The amount of capital gain recognized by a U.S. holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder’s tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend, the gain recognized by a U.S. holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2012, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder’s tax basis in the portion of the note treated as redeemed. See “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to such fractional share. The value of the portion of our common stock which is received for accrued and unpaid interest on the notes will generally be taxed as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of receipt.

Conversion into Cash. A U.S. holder who converts a note solely into cash will be treated in the same manner as if such holder had disposed of the note in a taxable disposition, as described above under “U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”, subject to the discussion under “U.S. Holders—Constructive Distributions” below regarding the possibility that an adjustment to the conversion ratio of a note converted in connection with a fundamental change may be treated as a taxable stock dividend.

Conversion Between Interest Record Dates. A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest should consult its own tax advisor concerning the appropriate treatment of such payment.

Possible Effect of a Consolidation or Merger or Change in Reference Property. In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger and Sale of Assets”) or undergo an adjustment event (as described above under “Description of Notes—Conversion Rights—Conversion Rate Adjustments). Depending on the facts and circumstances at the time of such business change, a change in the obligor of the notes as a result of the consolidation or merger or a change in the reference property on conversion may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an event or change described under “Description of Notes—Consolidation, Merger and Sale of Assets” and “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum federal rate of 15% (effective for tax years through 2012, after which the maximum rate is scheduled to increase), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a taxable distribution to U.S. holders.

If an event occurs that dilutes the interests of stockholders and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of holders of our notes also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to the formulas described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments” will not be treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its note or common stock (as the case may be), and any remaining excess treated as capital gain from the sale or exchange of the note or common stock (as the case may be). U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend on notes would be eligible for the current maximum 15% federal rate (effective for taxpayers through 2012, after which the maximum rate is scheduled to increase) or the dividends received deduction described above under “Distributions” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2012, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above). Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, among others, that are subject to special treatment under the Code. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Taxation of Interest

Payments of interest to non-U.S. persons are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the recipient’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, should qualify as “portfolio interest,” and thus should be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•

is engaged in the conduct of a trade or business in the United States, if such interest payments are effectively connected with such trade or business, and, generally, if required by an applicable income tax treaty, such interest payments also are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and the exemption from backup withholding for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. A non-U.S. holder that is seeking a reduction in the withholding rate pursuant to an applicable income tax treaty will also need to certify its entitlement to benefits under such treaty.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “U.S. real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, have not been and will not become in the future a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the

non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), any “effectively connected” income or gain may in certain circumstances be subject to an additional “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation in the event they receive our common stock upon conversion of the notes.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28% and scheduled to increase to a 31% rate in 2013.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding, unless the conditions set forth in the preceding sentence are satisfied. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Goldman, Sachs & Co.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of     % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	%	$	$
Underwriting discount	%	$	$
Proceeds, before expenses, to us	%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $0.6 million and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $             principal amount of the notes at the public offering price, less the underwriting discount. The underwriters may exercise this option for 13 days from the date of this prospectus solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

NASDAQ Global Select Market Listing

Our shares are listed on the NASDAQ Global Select Market under the symbol “NUVA.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, (1) the grant of any warrant to any of the underwriters or their affiliates and transfers or sales of shares of common stock, each pursuant to the convertible note hedge and warrant transactions executed by us concurrently with the pricing of the notes, (2) issuances of our common stock, options, warrants or other convertible or exchangeable securities relating to our common stock to any third party as consideration in connection with any merger, acquisition, business combination or other strategic or commercial relationship, in an amount not to exceed 5% of our fully-diluted shares of common stock outstanding immediately after giving effect to the offering of the notes (and other than issuances pursuant to (3) below), and (3) issuances of our common stock, options, warrants or other convertible or exchangeable securities relating to our common stock pursuant to purchase agreements or other similar agreements entered into prior to the date of this prospectus in connection with any merger, acquisition, business combination or other strategic or commercial relationship, in an amount not to exceed 3,000,000 shares of our common stock (or options, warrants or other securities convertible or exchangeable into 3,000,000 shares of our common stock) in the aggregate, provided that in the case of (2) and (3) above the recipient of such securities agrees to be bound in writing by a lock-up agreement. In addition, this lock-up provision will not apply to our directors and our executives officers with respect to the transfer of any shares of their common stock pursuant to any contract, instruction or plan complying with Rule 10b-51 of the Exchange Act that was entered into prior to the date of this prospectus.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we expect to enter into a convertible note hedge transaction with one or more of the underwriters or their affiliates (the “counterparties”). The convertible note hedge transaction will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transaction, we also expect to enter into warrant transactions with the counterparties whereby we will sell to the counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our Series A participating preferred stock, the terms of which are described under “Description of Capital Stock—Series A Participating Preferred Stock” and which will be convertible into shares of our common stock upon our receipt of the stockholder approvals as described in the “Description of Notes” section of this prospectus.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the counterparties or their affiliates:

•	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•

may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any conversion reference period with respect to any conversion of notes).

The effect, if any, of these activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained as of the date of this prospectus, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the value and amount of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

For a discussion of the potential impact of any market or other activity by the counterparties or their affiliates in connection with the convertible note hedge transactions and warrant transactions, see “Risk Factors—Risk Factors Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their respective affiliates will enter into the convertible note hedge and warrant transactions with us and will receive a portion of the net proceeds from this offering applied to the convertible note hedge transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC

(including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes will be passed upon for us by DLA Piper LLP (US). Certain legal matters with respect to the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$

NuVasive, Inc.

    % Convertible Senior Notes due 2017

P R O S P E C T U S

Joint Book-Running Managers

BofA Merrill Lynch

Goldman, Sachs & Co.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We estimate that expenses payable by us in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$	*
Legal fees and expenses		250,000	**
Accounting fees and expenses		250,000	**
Trustee fees		15,000	**
Printing expenses		20,000	**
Miscellaneous		15,000	**

Total		550,000	**

*	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee for the securities offered by the prospectus that is a part of this registration statement.
**	As an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable. The amounts shown are estimates of expenses payable by us in connection with the filing of this registration statement and one offering of securities hereunder, but do not limit the amount of securities that may be offered.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for the breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Registrant’s restated certificate of incorporation and restated bylaws also provide that the Registrant shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. We also intend to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of our directors, executive officers, employees, or agents where indemnification by us will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The indemnification provisions in our restated certificate of incorporation, bylaws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We have obtained liability insurance for our executive officers and directors.

Item 16.	Exhibits.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

4.1	Form of Convertible Senior Note due 2017.

4.2	Form of Indenture for Convertible Senior Notes due 2017.

5.1	Opinion of DLA Piper LLP (US).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper LLP (US) (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture for the Convertible Senior Notes due 2017.

(b) None.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on June 21, 2011.

NUVASIVE, INC.

/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexis V. Lukianov and Michael J. Lambert, and each of them individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, with full powers to each of them, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of securities of the registrant, and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue thereof, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 21, 2011.

Signature	Title

/s/ Alexis V. Lukianov	Alexis V. Lukianov
Chairman and Chief Executive Officer (principal executive officer)

/s/ Michael J. Lambert	Michael J. Lambert
Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Jack R. Blair	Jack R. Blair
Director

/s/ Peter C. Farrell. Ph.D., AM	Peter C. Farrell. Ph.D., AM
Director

/s/ Lesley H. Howe	Lesley H. Howe
Director

/s/ Robert J. Hunt	Robert J. Hunt
Director

/s/ Richard W. Treharne, Ph.D.	Richard W. Treharne, Ph.D.
Director

/s/ Eileen M. More	Eileen M. More
Director